UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ON Semiconductor Corporation

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Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

onsemi

Pushing innovation to create intelligent power and sensing technologies that solve the most challenging customer problems.

onsemi

onsemi.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE Thursday, May 16, 2024	TIME 8:00 a.m. Local Time	LOCATION Principal Executive Offices at 5701 North Pima Road Scottsdale, Arizona 85250	RECORD DATE March 19, 2024

		Board Recommendation	Page Reference
1	To elect 10 directors nominated by our Board of Directors	FOR each director nominee	4
2	To vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers	FOR	25
3	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024	FOR	54

Stockholders will also transact such other business as may properly come before the ON Semiconductor Corporation (the Company) 2024 Annual Meeting of Stockholders (including any adjournment or postponement thereof, the annual meeting). Only stockholders of record as of the close of business on March 19, 2024 (the record date) are entitled to notice of, and to vote at, the annual meeting.

Your vote is very important to us. As in prior years, most stockholders will receive a notice with information on how to access our proxy materials and vote online. You may vote online or by phone as described in your proxy card or voting instruction form. If you receive a paper copy of our proxy materials, you may also vote by returning the proxy card or voting instruction form included in those materials. Even if you plan to attend the annual meeting in person, we encourage you to vote your shares in advance by any of the below methods to ensure that your vote will be represented.

Proxy Voting
ONLINE Go to www.proxyvote.com	PHONE Call toll-free 1-800-579-1639 within the U.S., U.S. territories and Canada	MAIL Sign, date, detach and return a proxy card in the postage-paid envelope provided
We recommend that you review further information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy under “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” beginning on page 60 of the proxy statement.

Sincerely yours,
Hassane El-Khoury
President and Chief Executive Officer

April 4, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2024.
Our proxy statement for the 2024 Annual Meeting of Stockholders and our annual report to stockholders for the fiscal year ended December 31, 2023 are available at
www.onsemi.com/annualdocs.

ON SEMICONDUCTOR CORPORATION
Proxy Statement

onsemi 2024 Proxy Statement     i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement includes “forward-looking statements,” as that term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included or referenced in this proxy statement could be deemed forward-looking statements, particularly statements about our plans, strategies and prospects. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “anticipates,” “should,” “commitments” or similar expressions, or by discussions of strategy, plans or intentions. All forward-looking statements in this proxy statement are made based on our current expectations, forecasts, estimates and assumptions, and involve risks, uncertainties and other factors that could cause results or events to differ materially from those expressed in the forward-looking statements.

Important factors that can cause our actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to, those described in more detail under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 5, 2024 (Form 10-K). Many of the assumptions upon which such forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, we may make changes to our business plans that could affect our results. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information, which speaks only as of the date made, except as may be required by law. This proxy statement also contains non-GAAP financial measures. Please refer to the Appendix to this proxy statement for our calculation and reconciliation of certain non-GAAP financial measures and for information regarding certain limitations and considerations regarding the use of non-GAAP financial measures.

GLOSSARY OF COMMON TERMS

Abbreviated Term	Defined Term
AMG	Analog and Mixed-Signal Group, a reporting segment of the Company with effect from January 1, 2024, which combines the former ASG segment and our Integrated Circuits Division (ICD), formerly a part of our PSG segment
ASG	Advanced Solutions Group, a reporting segment of the Company through December 31, 2023, which was reconstituted and renamed as AMG with effect from January 1, 2024
Board	Board of Directors of ON Semiconductor Corporation
CD&A	Compensation Discussion and Analysis section of this proxy statement
Company, onsemi, we or us	ON Semiconductor Corporation
Exchange Act	Securities Exchange Act of 1934, as amended
ESPP	ON Semiconductor Corporation 2000 Employee Stock Purchase Plan, as amended
FASB ASC	Accounting Standards Codification of the Financial Accounting Standards Board
FW Cook	Frederic W. Cook & Co., Inc., independent compensation consultant to our HCC Committee
GAAP	U.S. generally accepted accounting principles
GS Committee	Governance and Sustainability Committee of the Board
HCC Committee	Human Capital and Compensation Committee of the Board
ISG	Intelligent Sensing Group
LTI	long-term incentive
Nasdaq	Nasdaq Global Select Market LLC
PCAOB	Public Company Accounting Oversight Board
PSG	Power Solutions Group
PwC	PricewaterhouseCoopers LLP, our independent registered public accounting firm
SCT	Summary Compensation Table
SEC	Securities and Exchange Commission
SIP	ON Semiconductor Corporation Amended and Restated Stock Incentive Plan
SiC	Silicon carbide
STI	short-term incentive
Securities Act	Securities Act of 1933, as amended
ii     onsemi 2024 Proxy Statement

PROXY STATEMENT SUMMARY
This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more information regarding our 2023 performance, please review our 2023 annual report to stockholders, which is being made available to stockholders together with these proxy materials on or about April 4, 2024.

2024 Annual Meeting of Stockholders
Date and Time: Thursday, May 16, 2024, at 8:00 a.m., local time

Location: 5701 North Pima Road, Scottsdale, Arizona 85250

Record Date: March 19, 2024

Matters to be Voted On

Items of Business
		Board Recommendation	Page Reference
1	To elect 10 directors nominated by our Board of Directors	FOR each director nominee	4
2	To vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers	FOR	25
3	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024	FOR	54

2023 Performance Highlights
onsemi is driving disruptive innovations to help build a better future. With a focus on automotive and industrial end-markets, we are accelerating change in megatrends such as vehicle electrification and safety, sustainable energy grids, industrial automation, and 5G and cloud infrastructure. onsemi offers a highly differentiated and innovative product portfolio, delivering intelligent power and sensing technologies that solve the world’s most complex challenges and leads the way to creating a safer, cleaner, and smarter world.

Key highlights for onsemi in fiscal 2023 include:

Financial
■ Revenue of $8.3 billion, with PSG and ISG revenue up 5.7% and 3.0%, respectively, year-over-year
■ Record automotive revenue exceeded $4.3 billion, up 29% year-over-year
■ SiC revenue grew 4x year-over-year to over $800 million
■ GAAP operating income of $2.5 billion and non-GAAP operating income of $2.7 billion*
■ GAAP and non-GAAP gross margin of 47.1%*
■ GAAP EPS of $4.89 and non-GAAP EPS of $5.16*

* Reconciliations of GAAP to non-GAAP measures included in the proxy statement are located in the Appendix.

Strategic
■ Ramped up operations at our 300mm fabrication facility in East Fishkill, New York
■ Expanded SiC production in Bucheon, Korea
■ Intelligent Power and Sensing technologies now represent 70% of total revenue
■ Continued focus on automotive and industrial end-markets, which now represent 80% of total revenue
■ Exited $180 million of non-core business in 2023
■ Energy infrastructure revenue grew 60% year-over-year
onsemi 2024 Proxy Statement     1

Proxy Statement Summary

Proxy Voting Roadmap

PROPOSAL NO. 1:		Our Board recommends a vote FOR each of our 10 director nominees.
Election of Directors	✓

(page 4)

Director Nominees Overview

				Committee Memberships
Name and Principal Occupation	Age	Director Since	Independent	Audit Committee	Governance and Sustainability Committee	Human Capital and Compensation Committee

Atsushi Abe Managing Partner of Advanced Solutions, Inc.	70	2011	✓	●
Alan Campbell Chairman of the Board Former Chief Financial Officer of Freescale Semiconductor, Inc.	66	2015	✓	●	●
Susan K. Carter Former Senior Vice President and Chief Financial Officer of Ingersoll Rand plc (now Trane Technologies plc)	65	2020	✓	µ	●
Thomas L. Deitrich President and Chief Executive Officer of Itron, Inc.	57	2020	✓		●	●
Hassane El-Khoury President and Chief Executive Officer	44	2020
Bruce E. Kiddoo Former Chief Financial Officer of Maxim Integrated Products, Inc.	63	2020	✓	●
Christina Lampe-Önnerud Founder and Chief Executive Officer of Cadenza Innovation Inc.	57	2023	✓	●
Paul A. Mascarenas Former Chief Technical Officer of Ford Motor Company	62	2014	✓		µ	●
2     onsemi 2024 Proxy Statement

Proxy Statement Summary

Gregory L. Waters Former President and Chief Executive Officer of Integrated Device Technology, Inc.	63	2020	✓	●
Christine Y. Yan Former President of Asia, Stanley Black & Decker, Inc.	58	2018	✓	µ
● Member    µ Committee Chair

PROPOSAL NO. 2:		Our Board recommends a vote FOR say-on-pay.
Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay)	✓

(page 25)

Our Board recommends that stockholders vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 3:		Our Board recommends a vote FOR ratification of PwC as our auditors for 2024.
Ratification of Appointment of Independent Registered Public Accounting Firm	✓

(page 54)

The Audit Committee appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2024. PwC has been retained as our independent registered public accounting firm continuously since 1999. The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in our best interests and those of our stockholders.
onsemi 2024 Proxy Statement     3

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Proposal No. 1: Election of Directors
Our Board recommends a vote “FOR” each of the 10 director nominees named below.

Our directors are elected annually as provided in our bylaws. Once elected, directors hold office until their terms expire at the next annual meeting of stockholders and until the election of their successors (or, if earlier, upon their death, resignation or removal).

The Board regularly assesses its size and composition and the skill sets of each director to ensure an appropriate diversity of perspectives, viewpoints, backgrounds and skills in light of our current and future business objectives and the evolving nature of our product offerings and technology in the highly competitive semiconductor industry.

As of the record date, our Board had 10 directors, nine of whom were elected at our 2023 annual meeting of stockholders, as well as Ms. Lampe-Önnerud, who was appointed to the Board effective September 1, 2023. Considering its most recent assessment and upon the recommendation of its GS Committee, our Board has renominated each of our current directors — Messrs. Abe, Campbell, Deitrich, El-Khoury, Kiddoo, Mascarenas and Waters and Msses. Carter, Lampe-Önnerud and Yan — for election to a new term. lf elected, each will serve a term beginning at the annual meeting and expiring at our 2025 annual meeting of stockholders and until the election of his or her successor.

Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. The designated proxies intend to vote your proxy for the election of each such nominee, unless otherwise directed. If, contrary to our expectations, any nominee is unable to serve or for good cause will not serve, your proxy will be voted for a substitute nominee designated by the Board, or the Board may choose to reduce its size.

4     onsemi 2024 Proxy Statement

The Board of Directors and Corporate Governance
Director Nominees at a Glance

Age Distribution	Gender	Tenure	Geography/International

The Board is committed to balancing the age and experience of its members with four directors under 60 years of age and six directors over 60 years of age. All directors nominees are below the mandatory retirement age of 75.
In 2023, we increased our Board’s gender diversity to 30% female with the addition of Ms. Lampe-Önnerud. We have seven male and three female director nominees.
The tenure of the director nominees demonstrates the Board’s commitment to balancing experience and refreshment with six directors with tenures of less than five years and four directors with tenures of six or more years.
All nominees for director have international experience, and one is based outside of the United States.

Information about our Director Nominees

Set forth below is biographical information about each director nominee, which is intended to highlight each nominee’s particular strengths. An individual director nominee may have other skills, experiences and personal attributes not highlighted. Our Board believes that it is important that the following qualifications, attributes, skills and experience are represented on our Board because of their particular relevance to our business. In addition to the specific qualifications described below, we believe that each director nominee has the business acumen and sound judgment required for the proper functioning of our Board and the integrity, honesty and adherence to high ethical standards necessary to set the “tone at the top.” Most of our directors also have significant experience on other public company boards, which we believe broadens their knowledge of board processes, issues and solutions.

Key to Relevant Skills and Qualifications	Semiconductor /Technology	Public Company Management	International
	Manufacturing	Finance	Compliance
	Enterprise Risk Management (ERM)	Mergers and Acquisitions	Government Relations
	Environmental, Social and Governance (ESG)	Sustainability/Climate	Information Security
Marketing

onsemi 2024 Proxy Statement     5

The Board of Directors and Corporate Governance

ATSUSHI ABE
Age 70 Director since 2011 Other Public Company Boards: •Fujitsu Ltd., 2015 - Present (Chairman of the Board, 2019 - Present)	Career Highlights
■ Advanced Solutions, Inc. (a consulting and financial advisory firm), 2022 – Present
— Managing Partner

■ Sangyo Sosei Advisory Inc. (a technology, media and telecommunication industry-focused mergers and acquisitions advisory firm), 2009 – 2022
— Senior Advisor

■ Unitas Capital (formerly JPMorgan Partners Asia), 2004 – 2009
— Partner

Other Board Experience
■ Binfinity AG, 2018 – 2022

■ Edwards Group Limited, 2007 – 2009

Relevant Skills and Qualifications

■ Extensive experience in the investment banking and private equity industry, particularly in the area of technology, and familiarity with businesses throughout Asia, including Japan
■ Experience in mergers and acquisitions as well as in capital markets transactions, financial transactions and negotiations
■ 22 years of cumulative public company board experience

ALAN CAMPBELL
Age 66 Director since 2015 Chair of Board since 2017	Career Highlights
■ Freescale Semiconductor, Inc. (acquired by NXP Semiconductors N.V.), 2004 – 2014
— Chief Financial Officer

Other Board Experience
■ Dialog Semiconductor Plc (acquired by Renesas Electronics Corporation), 2015 – 2021

Relevant Skills and Qualifications

■ Extensive experience in the semiconductor industry
■ Experience as chief financial officer of a publicly held semiconductor company
■ Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance
■ Significant mergers and acquisitions and global experience

6     onsemi 2024 Proxy Statement

The Board of Directors and Corporate Governance

SUSAN K. CARTER
Age 65 Director since 2020 Other Public Company Boards: •Amcor plc •Stanley Black & Decker, Inc.	Career Highlights
■ Ingersoll Rand plc (now known as Trane Technologies plc) (an industrial manufacturing company domiciled in Ireland), 2013 – 2020
— Senior Vice President and Chief Financial Officer

■ KBR, Inc., 2009 – 2013
— Executive Vice President and Chief Financial Officer

■ Lennox International, Inc., 2004 – 2009
— Executive Vice President and Chief Financial Officer

Other Board Experience
■ Pursuit Aerospace

■ Air Products and Chemicals, Inc., 2011 – 2021

Relevant Skills and Qualifications

■ Experience as chief financial officer of a publicly held industrial company
■ Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance
■ Significant experience in manufacturing, automotive, aerospace, defense and engineering and construction industries
■ Extensive experience in accounting and financial reporting, international business, mergers and acquisitions, investor relations, information technology, finance and capital management, government relations and ESG matters

THOMAS L. DEITRICH
Age 57 Director since 2020 Other Public Company Boards: •Itron, Inc.	Career Highlights
■ Itron, Inc. (an energy and water resource management technology company), 2015 – Present
— President, Chief Executive Officer and Director, 2019 – Present
— Chief Operating Officer, 2015 – 2019

■ Freescale Semiconductor, Inc. (acquired by NXP Semiconductors N.V.), 2006 – 2015
— Senior Vice President and General Manager

Other Board Experience
■ National Electrical Manufacturers Association

■ Ferric, Inc., 2016 – 2020

Relevant Skills and Qualifications

■ Experience as chief executive officer of a publicly held technology company
■ Extensive experience in product management, research and development, supply chain management, business development and sales
■Significant management experience and relevant knowledge in semiconductor and industrial markets served
■Significant mergers and acquisitions and global experience

onsemi 2024 Proxy Statement     7

The Board of Directors and Corporate Governance

HASSANE EL-KHOURY
Age 44 Director since 2020	Career Highlights
■ ON Semiconductor Corporation, December 2020 – Present
— President, Chief Executive Officer and Director

■ Cypress Semiconductor Corporation (acquired by Infineon Technologies AG) (a semiconductor design and manufacturing company), 2007 – 2020
— President, Chief Executive Officer and Director, 2016 – 2020
— Executive Vice President, Programmable Systems Division, 2012 – 2016
— Senior Director of Automotive Business Unit, 2010 – 2012
— Senior Business Development Manager, 2008 – 2010
— Staff Application Engineer, 2007 – 2008

Other Board Experience
■ Leia, Inc.

■ Sakuú Corporation, 2020 – March 2023

Relevant Skills and Qualifications

■ ■ Experience as chief executive officer of a publicly held semiconductor company
■ ■ Extensive experience in the semiconductor and automotive industries
■ ■ Significant management and product development experience
■ ■ Significant mergers and acquisitions and global experience

BRUCE E. KIDDOO
Age 63 Director since 2020	Career Highlights
■ Maxim Integrated Products, Inc. (a semiconductor design and manufacturing company), 2007 – 2019
— Chief Financial Officer

■ Broadcom Corporation, 1999 – 2007
— Vice President and Acting Chief Financial Officer, 2006 – 2007
— Vice President, Finance and Corporate Controller
— Controller, Broadband Communications

Other Board Experience
■ San Onofre Parks Foundation

Relevant Skills and Qualifications

■ Extensive experience in the semiconductor industry and with mergers and acquisitions
■ Experience as chief financial officer of a publicly held semiconductor company
■ Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance

8     onsemi 2024 Proxy Statement

The Board of Directors and Corporate Governance

CHRISTINA LAMPE-ÖNNERUD
Age 57 Director since 2023 Other Public Company Boards: •Arcadium Lithium plc	Career Highlights
■ Cadenza Innovation, Inc. (a developer and designer of lithium-ion battery batteries and storage solutions), 2012 – Present
— Founder, Chief Executive Officer and Director

■ Boston-Power, Inc., 2004 – 2012
— Founder and Chairman, 2004 – 2012
— Chief Executive Officer, 2004 – 2011

Other Board Experience
■ MIT Corporation Visiting Committee for Department of Chemistry

■ NYBEST – New York Battery and Energy Storage Technology Consortium, 2016 – 2024

■ Future Battery Industry Collaborative Research Center, 2019 – 2022

■ FuelCell Energy, Inc., 2018 – 2019

■ Syrah Resources Ltd, 2016 – 2019

Relevant Skills and Qualifications

■ Leadership in Lithium-ion battery technology and energy storage innovation
■ Significant advisory experience in the battery industry and energy and economic forums
■ Experience as a chief executive officer and as a public company director

PAUL A. MASCARENAS
Age 62 Director since 2014 Other Public Company Boards: •The Shyft Group •United States Steel Corporation	Career Highlights
■ Ford Motor Company, 1982 – 2014
— Vice President of Research & Advanced Engineering and Chief Technical Officer,
2011 – 2014
— Vice President of Engineering, 2007 – 2011
— Vice President, North American Vehicle Programs, 2005 – 2007
— Various positions in product development, program management and business leadership, 1982 – 2005

Other Board Experience
■ BorgWarner, Inc., 2018 – 2022

■ FISITA – The International Federation of Automotive Engineering Societies, 2012 – 2021

■ British-American Business Council, Michigan Chapter, 2015 – 2021

■ Society of Automotive Engineers International, 2018 – 2021

■ Mentor Graphics, 2015 – 2017

Relevant Skills and Qualifications

■ Extensive experience in technical strategy, planning and research and development ■ Leadership and strategic planning expertise in automotive industry ■ Significant corporate governance experience

onsemi 2024 Proxy Statement     9

The Board of Directors and Corporate Governance

GREGORY L. WATERS
Age 63 Director since 2020
Career Highlights
■ MatrixSpace, Inc. (an artificial intelligence software company), 2019 – Present
— Founder

■ Integrated Device Technology, Inc. (a semiconductor design and manufacturing company acquired by Renesas Electronics Corporation), 2014 – 2019
— President, Chief Executive Officer and Director

■ Skyworks Solutions, Inc., 2003 – 2012
— Executive Vice President

Other Board Experience
■ Cyxtera Technologies, Inc. (acquired by Brookfield Infrastructure Partners L.P.), 2021 – 2024

■ Mythic Inc., 2020 – 2023

■ Sierra Wireless, Inc. (acquired by Semtech Corporation), 2020 – 2023

■ Mellanox Technologies Ltd. (acquired by NVIDIA Corporation), 2018 – 2020

■ Sand 9 Inc. (acquired by Analog Devices Inc.), 2011 – 2014

Relevant Skills and Qualifications

■ Extensive experience with device technology companies
■ Experience as chief executive officer of a publicly held technology company
■ Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance

CHRISTINE Y. YAN
Career Highlights
■ Stanley Black & Decker, Inc. (leading global provider of innovative tools and solutions for industrial, construction and DIY markets), 1989 – 2018
— Vice President, Integration, January 2018 – November 2018
— President, Asia, 2014 – January 2018
— President, Stanley Storage and Workspace Systems, 2013 – 2014
— President, Americas, Stanley Engineered Fastening, 2008 – 2013
— President, Global Automotive, Stanley Engineered Fastening, 2006 – 2008
— Various roles in sales and marketing, engineering and research and development, 1989 – 2006

Relevant Skills and Qualifications

■ Extensive commercial, technology and operations management experience, including as member of senior management team of a Fortune 500 company
■ Deep experience running global businesses, especially emerging markets
■ Significant mergers and acquisitions experience
■ Extensive management experience in the automotive, industrial and consumer markets
■ Experience in corporate governance and ESG

Age 58
Director since 2018 Other Public Company Boards: •Ansell Limited •Cabot Corporation •Modine Manufacturing Company

Additional information regarding our Board, its committees, director compensation and our corporate governance practices may be found immediately following this Proposal.

10     onsemi 2024 Proxy Statement

The Board of Directors and Corporate Governance
Vote Required to Elect Ten Directors Nominated by our Board of Directors

In an uncontested election (meaning, the number of nominees does not exceed the number of open seats), each director nominee must receive a majority of the votes cast by holders of shares entitled to vote at the annual meeting in order to be duly elected, which means that the number of votes cast “FOR” such director must exceed the number of votes cast “AGAINST” him or her. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the outcome of the election of any director nominee. For information regarding the voting standard in a contested election, please see the section titled “Majority Voting for Directors” below.
onsemi 2024 Proxy Statement     11

The Board of Directors and Corporate Governance
Overview of our Corporate Governance Practices
Our Board has adopted corporate governance practices designed to aid the Board and management in the fulfillment of their duties and responsibilities to our stockholders. The following chart highlights certain corporate governance practices, many of which are discussed in greater detail elsewhere in this proxy statement.

	WHAT WE DO		WHAT WE DO NOT DO
✓	Independent Board Chair: We separate the roles of Chief Executive Officer (CEO) and Chair of the Board to ensure that Board leadership is independent from management.	☒	No Classified Board: All of our directors are elected by our stockholders on an annual basis using a majority voting standard for uncontested elections.
✓
Annual Committee, Board and Individual Director Evaluations: Each committee and the Board as a whole conduct a self-evaluation at least annually, and each director’s individual performance is evaluated annually by other directors.
		☒	No Burdensome Director Removal Restrictions: Our stockholders have the authority to remove any director from office without cause by a majority vote.
✓
Stockholder Proxy Access: We permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of the board, subject to the requirements specified in our bylaws.
		☒	No Excise Tax Gross-ups: We do not provide excise tax gross-ups to our named executive officers (our NEOs) or directors.
✓
Robust Stock Ownership Guidelines: In order to align the interests and objectives of our directors, executive officers and stockholders, we have established competitive guidelines for our stock ownership and retention.
		☒	No “Single-Trigger” Change in Control Arrangements: None of our NEOs will receive payments solely on account of a change in control.
✓	Clawback Policy: We have a clawback policy that allows us to recoup compensation awards paid to NEOs who engage in certain acts detrimental to our interests or in the event of a financial restatement.	☒
No Hedging or Pledging: Our NEOs and directors are prohibited from engaging in hedging transactions with our stock and from pledging our stock as collateral for a loan. Other employees are also encouraged to adhere to these rules.

Corporate Governance Framework

Our Board has adopted Corporate Governance Principles, which, together with our certificate of incorporation, bylaws, and committee charters, form the framework for our governance practices. The GS Committee reviews these principles at least annually to assess the continued appropriateness of those guidelines in light of any new regulatory requirements and evolving governance practices. After this review, the GS committee recommends any proposed changes to the principles to the Board for its consideration and approval.

The Role of the Board and Management

Our business is conducted by our employees and officers, under the direction of the CEO and the oversight of the Board, to enhance long-term value for our stockholders. Both our Board and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including employees, recruits, customers, suppliers, creditors, onsemi communities, government officials and the public at large.

Board Leadership Structure

We currently separate the roles of CEO and Chair of the Board. Our Board believes that, at this time, our current leadership structure best serves the interests of our Company and our stockholders by clearly allocating responsibilities between the two offices. As our President and CEO, Mr. El-Khoury is primarily responsible for managing the day-to-day business and developing and implementing our business strategy with the oversight of, and input from, the Board. As our Chair, Mr. Campbell is primarily responsible for leading the Board in its responsibilities of providing guidance to, and
12     onsemi 2024 Proxy Statement

The Board of Directors and Corporate Governance
oversight of, management. Our Chair works closely with our CEO and Chief Legal Officer to set the agendas for meetings, facilitate information flow between the Board and management and gain the benefit of the CEO’s company-specific knowledge and expertise.

Functions of the Board

The Board has at least four regularly-scheduled meetings per year at which it reviews and discusses reports by management on our performance, plans and prospects and immediate issues. The Board may choose to schedule additional meetings in accordance with our bylaws. In addition to general oversight of management, the Board, acting directly or through its various committees, also performs specific functions, including, among other things: (i) selecting, evaluating and compensating the CEO and other senior executives and overseeing CEO and other senior executive succession planning; (ii) reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions; (iii) providing oversight for our ERM Program, including the establishment of corporate risk tolerance parameters and management’s implementation of processes for assessing and managing risks; (iv) ensuring that processes are in place for maintaining the integrity of our financial statements, compliance with law and ethics, relationships with customers and suppliers and relationships with other stakeholders; (v) overseeing climate, sustainability and other ESG-related initiatives; and (vi) performing such other functions as are prescribed by law or our bylaws.

Code of Business Conduct

We have adopted a Code of Business Conduct, which sets forth principles of ethical and legal conduct to be followed by our directors, officers and employees. As described in greater detail below under “Ethics and Compliance Program,” this code requires anyone who reasonably believes or suspects that any director, officer or employee has violated the code, company policy or applicable law to report such activities to his or her supervisor or to our Chief Compliance Officer, either directly or anonymously.

Availability of Corporate Governance Materials

You may access our Corporate Governance Principles, our Code of Business Conduct, and all committee charters in the Investor Relations section of our website at www.onsemi.com, or a paper copy of each of these (and of our certificate of incorporation and our bylaws) is available upon request by (i) writing to our Investor Relations Department, ON Semiconductor Corporation, 5701 North Pima Road, Scottsdale, Arizona 85250, (ii) calling our Investor Relations Department at (602) 244-3437 or (iii) emailing your request to investor@onsemi.com.

onsemi 2024 Proxy Statement     13

The Board of Directors and Corporate Governance
Board Diversity and Director Qualifications

Board Diversity Matrix (as of January 26, 2024)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I. Gender Identity
Directors	3	7
Part II. Demographic Background
African American or Black
Alaskan Native or Native American
Asian	1	1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	6
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

To see our Board Diversity Matrix as of January 26, 2023, please see our proxy statement filed with the SEC on April 6, 2023.

Diversity

We endeavor to have a Board representing diverse experiences in areas that are relevant to our global activities. In particular, we value international business experience and, as such, our directorship mix reflects that emphasis. With respect to traditional diversity concepts, we have two directors who identify as Asian and, in 2023, we increased our Board’s gender diversity to 30% female with the appointment of Ms. Lampe-Önnerud. As a group, our non-employee directors, each of whom has been nominated for re-election to the Board, have a balance of tenure (average tenure of approximately 6 years), age (average age of 62 years) and racial, ethnic and gender diversity (approximately 44%), which we believe provides our Board with an effective mix of experience and fresh perspectives. The Board will continue to evaluate from time to time the composition of the Board, including addition to the Board of any director candidate that may complement the knowledge, skills and experience possessed by the nominees for director, to ensure that the composition of the Board appropriately reflects changes in our evolving business.

Director Nominee Qualifications

The GS Committee is required to develop and periodically review criteria for nominees for director. When the GS Committee considers diversity, as it did in connection with the Board’s 2023 self-evaluation process, it considers diversity of experience, thought, skills and viewpoints, as well as diversity concepts, such as race, ethnicity or gender identification, as it deems appropriate. Among other matters, the GS Committee may consider the following nomination criteria regarding Board membership:

•the appropriate size of the Board;
•a nominee’s knowledge, skills and experience, including, without limitation, experience in: finance and accounting, general business management, the semiconductor industry and semiconductor technology, international business, cybersecurity, sales and marketing, corporate governance and compliance and intellectual property;
•the needs of the Company with respect to particular skills and experience;
•a nominee’s experience leading and supporting ESG criteria, sustainability initiatives and civic responsibility;
•a nominee’s independence as defined in Nasdaq and SEC rules and regulations;
•diversity, which fosters diversity of thought;
•a nominee’s age and tenure; and
•the desire to balance the benefit of continuity with the periodic injection of fresh perspectives provided by new Board members.

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The Board’s goal is to assemble a diverse set of directors who bring together a variety of perspectives and skills derived from high-quality business and professional and personal experiences. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, if the GS Committee decides not to re-nominate a member for re-election or determines to replace that director or if the Board considers increasing the size of the Board, the Board identifies the desired skills and experience for a new nominee in light of the criteria described above. Pursuant to its charter, if a stockholder nominates a director in accordance with the director nomination procedures described in the bylaws, the GS Committee will consider that nomination and evaluate such stockholder nomination in the same manner as it evaluates other nominees. Additionally, certain eligible stockholders may include one or more director nominees in our proxy statement without the GS Committee’s approval of such nominees, provided that the stockholders comply with certain disclosure requirements and notification procedures as described in greater detail in our bylaws.

Board Independence and Related Party Transactions
Independence Determination

Our Corporate Governance Principles require that we seek to have, at a minimum, a majority of independent directors to comply at all times with relevant and applicable SEC, Nasdaq and other rules and regulations. Currently, the Board has affirmatively determined that each member of our Board, other than our President and CEO, Mr. El-Khoury, is an independent director. The Audit, HCC and GS Committees are composed entirely of independent directors, in each case under the Nasdaq listing standard’s independence definition.

Transactions and Relationships Considered in Independence Determinations

To determine independence, the Nasdaq listing standard’s definition of independence employs a series of objective tests, which include that the director is not an onsemi employee and that the director must not have engaged in certain types of business dealings with us. Additionally, the Board has made a subjective determination that no relationship exists with respect to each non-employee director which, in the opinion of the Board, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In making such determinations, the Board reviewed and discussed information provided by the directors and our Legal Department with regard to each director’s business and other outside activities as they may relate to us and our management. This information included commercial transactions that we entered into, or proposed entering into, in fiscal year 2023 with Fujitsu Ltd., BorgWarner Inc., Itron, Inc., Sierra Wireless, Inc., Stanley Black & Decker and the Semiconductor Industry Association. Certain of our non-employee directors or their immediate family members have relationships with these companies. We consider each of these transactions to be at arm's-length and in the ordinary course of business and, as discussed in greater detail below, none are related party transactions requiring disclosure under SEC rules. Based on this review and consistent with our independence criteria, the Board has affirmatively determined that each of our current non-employee directors, all of whom are standing for re-election to our Board, is independent.

Related Party Transactions

We have a written policy on related party transactions to which all employees and our non-employee directors are required to adhere. This policy provides for review and oversight requirements and related procedures with respect to transactions in which: (i) we were, are or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) any related party had, has or will have a direct or indirect material interest. Our related party transaction policy defines “related party” more broadly than SEC rules. As set forth in the Audit Committee’s charter, certain related party transactions are submitted to the Audit Committee (or another independent body of the Board) for review and oversight. In addition, all related party transactions must be reviewed by our Finance Department, in conjunction with our Legal Department, for potential conflict of interest situations and related matters on an ongoing basis. When review and oversight by the Audit Committee (or other independent body) is required, the reviewing body must be provided the details of such transactions, including, but not limited to, the terms of the transaction, the business purpose of the transaction and the benefits to us and to the other party. Our internal review process seeks to ensure that any related party transaction is conducted on an arm’s-length basis and on terms that are fair and in the best interests of our stockholders. Since January 1, 2023, there have been no related party transactions required to be reported under SEC rules.

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Board and Committee Meetings and Attendance
The Board met five times in 2023, and its committees, including any special committees, held a total of 25 meetings. In 2023, each director attended at least 75% of all meetings of the Board and any committees on which he or she served. While we do not have a formal policy requiring director attendance at annual meetings, our practice is to schedule Board and committee meetings on the same day in order to facilitate director attendance at the annual meeting. All of our directors who were serving at the time of the 2023 annual meeting of stockholders were in attendance at that meeting.

Committees of the Board
Our Board has four standing committees, with membership as follows:

Director	Audit Committee	Executive Committee	Governance and Sustainability Committee	Human Capital and Compensation Committee
Atsushi Abe	✓
Alan Campbell	✓	Chair	✓
Susan K. Carter	Chair		✓
Thomas L. Deitrich			✓	✓
Hassane El-Khoury		✓
Bruce E. Kiddoo	✓
Christina Lampe-Önnerud	✓
Paul A. Mascarenas		✓	Chair	✓
Gregory L. Waters		✓		✓
Christine Y. Yan				Chair

Each of our Board’s standing committees has a formal written charter, and copies of the charters for the Audit, HCC and GS Committee are available in the Investor Relations section of our website at www.onsemi.com. The Audit, HCC and GS Committees review their charters at least annually. Below is an overview of the functions served by each standing committee, including highlights from that committee’s charter.

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AUDIT COMMITTEE
12 meetings in 2023

Primary Responsibilities
■ Monitor the integrity of the Company’s corporate accounting and financial reporting processes and the audits of financial statements
■ Appoint, determine funding for and oversee our independent registered public accounting firm
■ Review the independence, qualifications and performance of our internal and independent auditors
■ Pursuant to SEC rules, establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters
■ Discuss with management the Company’s major financial risk exposures and processes in place to monitor and control such exposures
■ Review insurance coverage for directors and officers, and make recommendations to the Board with respect to such insurance
■ Oversee the Company’s cybersecurity posture and actions remediating any issues related to the protection or privacy of the Company’s data
■ Review and oversee related party transactions in accordance with applicable securities laws
■ Review, discuss and recommend the Company’s quarterly and annual audited financial statements for inclusion in the Company’s quarterly reports and annual report, respectively
■ Periodically review the tax strategy of the Company
■ Oversee the effectiveness of the Company’s legal compliance policies and programs, as well as the handling of (i) any known material non-compliance with applicable regulations or (ii) other legal and regulatory matters that may have a material impact on the Company’s finances or compliance policies
■ Provide guidance for the Company’s ERM Program and review and oversee the Company’s ethics and compliance program

Members: Susan K. Carter, Chair Atsushi Abe Alan Campbell Bruce E. Kiddoo Christina Lampe-Önnerud

As required by SEC rules, the Audit Committee prepares a report that is included in our proxy statement. This report may be found immediately following Proposal No. 3.

The Board has determined that each member of the Audit Committee is independent within the meaning of applicable SEC rules and Nasdaq listing standards for director independence generally and for audit committee service specifically and that each of them is financially literate under the current Nasdaq listing standards. The Board has also determined that three current members of this committee — Alan Campbell, Susan K. Carter and Bruce E. Kiddoo — meet the qualifications of an “audit committee financial expert” in accordance with SEC rules and similar financial sophistication rules under Nasdaq listing standards.

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GOVERNANCE AND SUSTAINABILITY COMMITTEE
6 meetings in 2023

Primary Responsibilities
■ Identify individuals qualified to become Board members, including through a professional search firm engaged from time to time
■ Consider and make recommendations with respect to Board and committee composition and size
■ Monitor the process to assess Board effectiveness and oversee evaluation of the Board and its committees
■ Develop and implement the Company’s Corporate Governance Principles
■ Develop and periodically review criteria for nominees for director
■ Oversee the director orientation program and others designed to improve directors’ understanding of the Company
■ Oversee climate-related and sustainability-related initiatives and other Company actions associated with the environment
■ Review and oversee matters related to environmental, health and safety, and ESG topics and related Code of Business Conduct provisions
■ Oversee succession planning for the CEO and coordinate with the HCC Committee regarding potential succession candidates identified internally

Members: Paul A. Mascarenas, Chair Alan Campbell Susan K. Carter Thomas L. Deitrich
The Board has determined that each member of the GS Committee is independent within the meaning of applicable SEC rules and Nasdaq listing standards.

HUMAN CAPITAL AND COMPENSATION COMMITTEE
6 meetings in 2023

Primary Responsibilities
■ Discharge the Board’s responsibilities relating to the application of compensation policies and all elements of the compensation of our non-employee directors, CEO and other key officers
■ Administer the Company’s equity-based plans, all other STI and LTI plans and all deferred compensation programs
■ Review and approve, or recommend to the Board for approval, any employment agreement with the CEO or any other senior executive
■ Retain or terminate any compensation consultants or other advisors, or obtain the advice of such persons in accordance with applicable securities laws and Nasdaq rules, to assist in the discharge of its duties; and approve the fees paid to such consultants or advisors
■ Develop policies and procedures for (i) succession planning for senior executives aside from the CEO and (ii) the development of certain senior executives identified as potential CEO succession candidates
■ Oversee compensation risk management
■ Oversee human capital policies regarding diversity, equity, inclusion and talent management
■ Administer and monitor the Company’s incentive compensation recovery policies and monitor compliance with such policies

Members: Christine Y. Yan, Chair Thomas L. Deitrich Paul A. Mascarenas Gregory L. Waters

As required by SEC rules, the HCC Committee prepares a report that is included in our proxy statement. This report may be found immediately following the CD&A.

The Board has determined that each member of the HCC Committee is independent within the meaning of applicable SEC rules and Nasdaq listing standards for director independence generally and for compensation committee service specifically.

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EXECUTIVE COMMITTEE
1 meeting in 2023

Primary Responsibilities
■ Exercise between meetings of the Board all the delegable powers and authority of the Board regarding the management of the business and affairs of the Company (subject to legal limitations), excluding the following matters:
■ Any matters expressly delegated to other committees
■ Making any changes to the Company’s certificate of incorporation or bylaws
■ Approving the merger, consolidation, or dissolution of the Company or the sale of substantially all of its assets
■ Causing the Company to declare any dividends
■ Amending or repealing any resolution of the Board which, by its express terms, is not so amendable or repealable
■ Appointing other committees of the Board or the members of such committees or amending or revising their duties and responsibilities or their charters (the Executive Committee may, however, appoint and delegate to subcommittees as permitted under applicable law)
■ Appointing or removing the Chair of the Board, the President or the CEO
■ Authorizing (i) any single purchase or related series of transactions relating to an acquisition, (ii) any single sale or related series of transactions relating to a disposition, or (iii) any investment transactions or other strategic Company actions, in which the consideration expended or received by the Company exceeds $100 million

Members: Alan Campbell, Chair Hassane El-Khoury Paul A. Mascarenas Gregory L. Waters

Annual Board and Committee Self-Evaluations
Process and Principles

The Board believes that having good governance principles and practices improves the effectiveness of the Board and contributes to the creation of stockholder value. To measure its own performance against such principles and practices and to identify and act on areas for improvement, each of the Board and its committees performs an annual self-evaluation. The GS Committee is charged with overseeing these self-evaluations and, in 2023, the GS Committee used the following process to conduct the Board’s self-evaluation:

In the Board self-evaluation process, topics and questions for 2023 were grouped into seven categories:

•Strategy	•ERM
•Culture of Compliance and Ethics	•Mergers and Acquisitions
•Executive Evaluation and Succession Planning	•Financial Reporting and Other Disclosure
•Corporate Governance

Prior to launching this process, the GS Committee and the Board consider the tools, processes, topics and questions for the self-evaluation as warranted, including whether to retain an independent third party to facilitate the Board’s self-evaluation. In 2023, the self-evaluation of the committees generally followed the process used by the Board in prior years, except that results were sent to committee chairs (as opposed to the Chair of the GS Committee), and committee chairs led the discussions for their respective committees with the Board in executive session.

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Peer-to-Peer Evaluations

The Board believes that each of our directors can and does benefit from candid feedback received from fellow directors about his or her individual performance. Accordingly, we conduct annual peer evaluations to obtain information about each director’s individual performance, contributions and effectiveness. These director peer evaluations are critical tools that promote more authentic board collaboration, improve the skills and perspectives of our directors and allow them to receive constructive feedback from respected colleagues.

Majority Voting for Directors
Under our bylaws, in uncontested elections, directors are elected by a majority of the votes cast, meaning a candidate for director is elected if the votes in favor of his or her election exceed the votes against his or her election. In contested elections where the number of nominees exceeds the number of open seats, directors are elected by a plurality vote, meaning that the director nominees who receive the most votes up to the number of open seats will be elected.

In an uncontested election, any nominee for director who fails to receive a majority of the votes cast in such election will be required to promptly tender his or her resignation to the Board. The GS Committee, or such other committee designated by the Board for this purpose, will recommend to the Board whether to accept or reject the tendered resignation. The Board will review the GS Committee’s recommendation, decide to accept or reject such resignation or whether other action should be taken and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the Board action regarding whether to accept or reject the tendered resignation. Any vacancies on the Board may be filled by a majority of the directors then in office or those directors, by majority vote, may choose to decrease the number of board seats. Each director elected in this manner will hold office until the next annual meeting and until his or her successor is elected and duly qualified.

See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

Role of the Board in Risk Oversight
While management is responsible for the day-to-day management of our risk, the Board plays an ongoing and active role in the oversight of such risk by regularly reviewing and discussing with management areas of material risk and mitigation measures being taken to address such risks. During the 2023 fiscal year, the Board and its committees regularly discussed, among other things, interest rates, inflationary pressures, supply chain issues, cybersecurity, geopolitical risk and macroeconomic uncertainty across the globe. While the Board has primary responsibility for risk oversight, each of its committees supports this effort by regularly addressing risks in its respective areas of oversight. Specifically, the Audit Committee’s charter requires the Audit Committee to discuss with management our major financial and cybersecurity risk exposures. The Audit Committee also has primary oversight over the ERM Program and provides guidance to the Board regarding its risk oversight responsibilities. In addition, the HCC Committee’s charter requires it to consider and discuss with management whether compensation arrangements for our employees incentivize unnecessary and excessive risk-taking and, in designing our compensation programs and structuring awards, the HCC Committee considers the likelihood of undue risk-taking and the impact that such compensation decisions may have on our risk profile. The chair of the relevant committee then reports on risk discussions to the full Board to the extent appropriate. This combination of direct Board and targeted committee oversight is intended to ensure a thorough assessment and foster a fulsome discussion between management and the Board of risks we face.

Risk Evaluations. As part of its review of our material areas of risk, the full Board meets with representatives from the ERM Program annually to discuss areas of material risk in light of our strategy and evolving business plans. Individuals from across all of onsemi, including business unit leaders and the heads of certain administrative function groups, are interviewed by representatives of the ERM Program to prioritize the most pressing and material risks we face. These interviews include risk evaluation and assessment as a matter of course. At least annually, our Board reviews how risk is being managed and reported to the Board and its committees, along with areas where the Board would like additional analysis or discussion. Comprehensive risk analysis is a significant part of such planning.

Cybersecurity Risk Management. As cybersecurity and data protection are key components of our long-term strategy, management and the Board consider and evaluate the risk of cybersecurity breaches and vulnerabilities and how best to mitigate such risks. Under its charter, the Audit Committee has the responsibility for overseeing our cybersecurity posture, risk assessment, reporting, strategy and mitigation and making recommendations as to how to address and resolve any breaches or issues related to the protection or privacy of our data. The Audit Committee receives regular reports from our Internal Audit Department on internal audit matters and receives reports at least quarterly from our Chief Information
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Officer and/or Chief Information Security Officer and our Chief Privacy Officer on information security and data privacy and protection, including trends in cyber threats and the status of initiatives intended to bolster our security systems and employees’ cyber readiness. The Audit Committee reports to the full Board on these risk discussions as appropriate.

As of December 31, 2023, we have not identified any risks from cybersecurity threats (including any previous cybersecurity incidents or third-party information security breaches) that have materially affected the Company, our business strategy, our results of operations or our financial condition during the last three years. Additional information regarding our cybersecurity risk management program can be found in our 2023 annual report to stockholders.

Ethics and Compliance Program
We strive to comply with the law and have adopted policies and practices that go beyond what the law requires to foster an ethical culture. To that end, as a separate and independent group under the organizational structure of our Legal Department, we have established an ethics and compliance program designed to prevent, detect and respond to violations of the onsemi Code of Business Conduct, related policies, procedures, other standards of conduct and the law. A major goal of our ethics and compliance program is to promote an organizational culture that aligns with our core values while encouraging ethical conduct and a commitment to compliance. Allegations of non-compliance with our Code, laws or regulations are thoroughly investigated and remediated, as appropriate.

We have also established reporting channels for external parties to raise ethics and compliance concerns regarding our employees, directors and other third parties doing business with us. Reports may be made directly or anonymously, where allowed by local law, via any of the methods outlined in our Code of Business Conduct, which include:

(1) visiting the Helpline website at helpline.onsemi.com;

(2) mailing the Chief Compliance Officer at onsemi, 5701 North Pima Road, Scottsdale, AZ 85250;

(3) emailing the Chief Compliance Officer at CCO@onsemi.com; or

(4) emailing ethics@onsemi.com or legal.compliance@onsemi.com.

We do not tolerate retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to our Code of Business Conduct or assists with any ensuing investigation.

Environmental, Social and Governance Initiatives
Overview of Environmental, Social and Governance Initiatives

In addition to the information contained in this proxy statement, we publish an annual Sustainability Report detailing onsemi’s ESG and sustainability initiatives, accomplishments and objectives. The Sustainability Report is available on our website at www.onsemi.com. We expect to publish our next annual Sustainability Report in June of 2024. Although we reference our website and Sustainability Reports in this proxy statement, information contained or referenced on the website and in our Sustainability Reports is not a part of, and not incorporated into, this proxy statement.

Given the ESG goals that we have set for ourselves (as discussed in greater detail below), we have Board-level oversight and support for our ESG initiatives. Under its charter, our GS Committee has the primary responsibility of overseeing matters related to ESG, except for any ESG initiatives that are expressly assigned to another committee. Under its charter, the HCC Committee has the responsibility of overseeing our policies and strategies regarding human capital, including those focused on diversity, equity and inclusion.

Below are a few of the highlights of our social and sustainability practices and policies:

•Responsible Business Alliance Member and RBA Code of Conduct: We are a full member of the Responsible Business Alliance (the RBA), an international industry organization committed to supporting workers’ rights, and have adopted the RBA Code of Conduct (the RBA Code) covering labor, the environment, health and safety, ethics and management systems.
•Responsible Minerals Initiative – Full Member: As a full member of the Responsible Minerals Initiative, we are required to take heightened measures beyond the requirements under U.S. and European Union regulations to help ensure responsible sourcing within our supply chains.
•Human Rights Policy and UN Global Compact: Our Human Rights Policy, which applies to all of our employees and suppliers, codifies our commitment to social justice, environmental stewardship, anti-corruption, and the
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prevention of human trafficking, child labor and related human rights violations. Additionally, we are a signatory to the United Nations Global Compact, which requires signatories to commit to 10 principles covering human rights, the environment, anti-corruption and related matters.
•Social Impact through Giving and Volunteering Programs: We encourage social responsibility and charitable giving through our social impact initiatives, which include a paid employee volunteer program and our “Giving Now” program. Giving Now provides our employees with an opportunity to support charitable organizations and educational institutions through company-matched donations. Additionally, we support other charitable initiatives (such as disaster relief efforts and strategic support for Science, Technology, Engineering and Math education) through grants.
•Global Recognition: Examples of recent social and sustainability-related accomplishments and recognition include:
◦The North America Dow Jones Sustainability Index (one of seven semiconductor companies);
◦S&P Global Sustainability Yearbook Member;
◦Barron’s 100 Most Sustainable Companies in the U.S. for the sixth consecutive year;
◦EcoVadis “Platinum” score for corporate social responsibility management quality (Top 1% - electronics manufacturers);
◦ISS-Oekom “Prime” designation for ESG performance;
◦World Finance Magazine Most Sustainable Company in the Semiconductor Industry in 2023, for the fourth consecutive year;
◦Investor’s Business Daily 100 Best ESG Companies (identifying companies with a favorable mix of profitability and ethical and social responsibility); and
◦Just Capital’s JUST 100 list (identifies just companies that perform highly on priorities of the American public).
•Environmental Sustainability: In 2022, we became one of the founding members of the Semiconductor Climate Consortium (the SCC), the first global collaborative of companies across the semiconductor value chain, aimed at accelerating the semiconductor ecosystem’s reduction of greenhouse gas emissions. All SCC members are committed to:
◦collaborating through common approaches, technology innovations, and communications channels;
◦publicly reporting progress on Scope 1, 2 and 3 greenhouse gas emissions annually; and
◦setting near- and long-term decarbonization targets with the goal of achieving net zero emissions by 2050 (or sooner).
In 2021, we established the goal of becoming net zero by 2040. This is an ambitious goal that would put onsemi ahead of the timeline established by the Paris Agreement in reducing greenhouse gas emissions and limiting climate change around the globe. The plan for this goal is expected to be accomplished by prioritizing the deep decarbonization of our operations through approaches such as swaps of selected high “global warming potential” process gases prior to purchasing certified carbon removal and offsets, as well as adopting energy conservation and efficiency measures prior to making investments in renewable energy. Through these activities, we are working to ensure a pathway to net zero that also enables operational resilience, cost efficiency, and, therefore, value creation.
•Supply Chain Responsibility: We require all key suppliers to complete an annual supplier assessment questionnaire using the social responsibility tenets outlined in the RBA Code. All key suppliers are also required to sign a statement of conformance to the onsemi Corporate Social Responsibility Statement, the RBA Code and the onsemi Code of Business Conduct.
•Diversity, Equity and Inclusion (DEI): A description of our DEI initiatives is available on our “Diversity, Equity and Inclusion” webpage at www.onsemi.com. We have six employee resource groups that help facilitate equity in the workplace by providing recruitment, retention, development and advancement support for our employees from differing backgrounds. As noted above, our HCC Committee oversees DEI initiatives and, among other things, considers DEI in its broader review of human capital management and pay equity.
•Task-force for Climate-related Financial Disclosure (TCFD): In 2023, we released our second TCFD report in the appendix of our 2022 Sustainability Report. This report contained information about our climate-related risks and opportunities that included:
◦governance and management of our identified climate-related risks and opportunities;
◦how our business planning, strategy and financial planning are impacted by climate-related risks and opportunities; and
◦the metrics and targets we use for tracking progress against these climate-related risks and opportunities.
In June 2024, we expect to include this information in an annually published TCFD report located in the appendix of the onsemi Sustainability Report as well as a standalone document available at www.onsemi.com.
•Science-based Target Initiative (SBTi): In December 2022, we submitted our SBTi commitment letter to establish near-term targets, representing a major milestone on our net-zero journey. With this letter, signed by our CEO, we committed to set a near-term science-based emissions reduction target in line with the latest climate science helping to ensure global temperatures do not exceed 1.5°C above pre-industrial temperatures, which is a
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critical threshold to avoid catastrophic impacts from climate change. We believe science-based targets provide a clearly defined pathway for companies to reduce greenhouse gas emissions, helping prevent the worst impacts of climate change and enabling future-proof business growth. By December 2024, we expect to publish approved near-term targets that are aligned with and validated by SBTi. We will share more information about our goals and progress over the coming years in our annual Sustainability Report.

Commitment to Fighting Climate Change

In August 2021, we announced our goal to achieve net-zero emissions by 2040. Today, the industrial and automotive end-markets are responsible for a majority of the world’s greenhouse gas emissions, so we believe that our position as a market leader in intelligent power and sensing technologies offers us an opportunity to help steward these end-markets toward a more sustainable future. Achieving net-zero emissions means that we will reduce greenhouse gas emissions as much as possible before mitigating any remaining emissions through certified carbon offsets or procurement of renewable energy. The approach to net-zero emissions is characterized by plans to capitalize on efficiencies that will reduce overall emissions, transition to renewable energy to ensure clean energy use and invest in certified carbon offsets for non-electricity emissions. We plan to achieve our net-zero goal through the pursuit of a strategy formed by three pillars:

Capitalize on Efficiency	Renewable Energy	Offsets and Influence
• Investigate opportunities for energy conservation and efficiency to reduce total energy consumption
•Explore investments in facilities, processes and equipment to increase energy efficiency
• Review opportunities to mitigate greenhouse gas emissions from process gas swaps

• Explore the transition of fossil fuel-based energy to electricity sources where feasible
• Plan transition of electricity from traditional sources to sources backed by renewable energy instruments
• Plan to use 50% renewable energy by 2030 and 100% renewable energy by 2040
• For non-electricity emissions that cannot be eliminated, mitigate through the purchase of certified carbon offsets equal to the amount of such emissions
• Green-E and Gold Standard certified offsets will be prioritized
• Leverage RBA membership to engage supply chain stakeholders on emissions reduction

The GS Committee has oversight of climate- and sustainability-related initiatives and our other actions associated with the environment, and these responsibilities are detailed in its charter. As we continue to forge ahead as a leader in combating climate change in the semiconductor and manufacturing spaces, the GS Committee will assist the Board in providing guidance and oversight in respect of strategy, risk management, capital expenditures, opportunities and investments in the context of climate change.

Legal Compliance
Our Audit Committee has compliance oversight responsibility, which entails obtaining reports from the Ethics and Compliance group and our Legal Department regarding any known material non-compliance with the law, advising the Board with respect to our legal compliance policies and procedures and discussing with the Legal Department potentially material legal matters, including material inquiries received from regulators or government agencies. For more information on the Board’s oversight responsibilities, including its responsibility to oversee risk and our ERM Program, see “The Board of Directors and Corporate Governance — Role of the Board in Risk Oversight.”

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2023 Compensation of Directors
The table below summarizes total compensation paid to or earned by each of our non-employee directors for service during 2023.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Atsushi Abe	95,000	225,047	320,047
Alan Campbell	225,604	225,047	450,651
Susan K. Carter	120,604	225,047	345,651
Thomas L. Deitrich	87,500	225,047	312,547
Gilles Delfassy (3)	34,121	—	34,121
Bruce E. Kiddoo	95,000	225,047	320,047
Christina Lampe-Önnerud (4)	26,522	159,139	185,661
Paul A. Mascarenas	105,000	225,047	330,047
Gregory L. Waters	90,000	225,047	315,047
Christine Y. Yan	101,552	225,047	326,599
(1) This column reflects annual retainer fees earned for board service in 2023, regardless of when paid. The schedule of fees is provided below under “Discussion of Director Compensation.”
(2) This column reflects the aggregate grant date fair value of the restricted stock award (i) granted to each non-employee director other than Mr. Delfassy and Ms. Lampe-Önnerud on May 18, 2023, and (ii) granted to Ms. Lampe-Önnerud on September 1, 2023, computed in accordance with FASB ASC Topic 718 (i.e., the closing price on the date of grant multiplied by the number of shares granted). As of December 31, 2023, (i) each sitting non-employee director other than Ms. Lampe-Önnerud held a total of 2,602 shares of restricted stock, and (ii) Ms. Lampe-Önnerud held a total of 1,601 shares of restricted stock, all of which are scheduled to vest on the day prior to the annual meeting.
(3) Mr. Delfassy’s board service ended on May 18, 2023 (just prior to the 2023 annual meeting of stockholders). He did not receive a stock award during 2023.
(4) Ms. Lampe-Önnerud was appointed to the Board effective September 1, 2023.

Discussion of Director Compensation

Our Board has delegated responsibility for reviewing and determining non-employee director compensation to the HCC Committee. The HCC Committee reviews the compensation payable to our non-employee directors annually. In determining compensation and benefits for our non-employee directors, the HCC Committee is guided by three goals: (i) to fairly pay non-employee directors for the work required to serve as a director for a public company of our size and scope; (ii) to align non-employee directors’ interests with the long-term interests of our stockholders; and (iii) to structure the compensation in a way that is straightforward and transparent. Generally, the HCC Committee believes that these goals are served by compensating non-employee directors with a mix of cash and equity-based awards.

In May 2023, FW Cook provided the HCC Committee with an analysis of our non-employee director compensation program and pay levels, including a comparative review of director compensation programs among the same peer group we use to evaluate executive compensation. Taking into consideration FW Cook’s analysis and recommendations, the HCC Committee approved modest increases to the annual equity retainer ($10,000) and to the annual cash retainer for certain Chairs (between $2,500 and $5,000) in order to stay competitive with market peers. Each of these changes is discussed in greater detail below.

Annual Cash Retainers

Each non-employee director receives a base annual cash retainer plus additional retainers for committee service (either as a member or as the committee Chair) and for service as Chair of the Board. Following its 2023 review of director compensation, the HCC Committee increased the annual retainers for the Chairs of the Board and the Audit Committee by $5,000 each and increased the annual retainer for the Chair of the HCC Committee by $2,500. Following these changes, which were effective May 18, 2023, the schedule of non-employee director cash retainers is as follows:

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The Board of Directors and Corporate Governance

Fee Type	Cash Retainer Amount Per Year
Base Retainer for Each Non-Employee Director	$80,000
Chair of the Board	$125,000
Chair of the Audit Committee	$35,000
Non-Chair Members of the Audit Committee	$15,000
Chair of the HCC Committee	$22,500
Non-Chair Members of the HCC Committee	$10,000
Chair of the GS Committee	$15,000
Non-Chair Members of the GS Committee	$7,500

The annual cash retainers are generally paid quarterly in arrears, except that the retainers for the fourth quarter are typically paid before the end of the year of service. For non-employee directors whose status changes during a given quarter (joining or stepping down from the Board, a committee, or changes in leadership role), retainers are pro-rated based on number of days of service during the quarter. No separate annual retainer is paid to any director for service on the Executive Committee.

Equity Compensation and Stock Ownership Guidelines

At its first meeting following our annual meeting of stockholders each year, our HCC Committee grants each non-employee director an annual equity award in the form of restricted shares of stock under the SIP. For 2023, the HCC Committee increased the grant value of the annual equity award (a $10,000 increase to a grant date target value of $225,000). These awards were granted to each non-employee director (other than Ms. Lampe-Önnerud) on May 18, 2023. Ms. Lampe-Önnerud, who was appointed as a director effective September 1, 2023, received a grant of restricted stock on her first day of service, with the grant value pro-rated based on the number of days between her first day of service and the scheduled date for the 2024 annual meeting.

The number of shares in each award is determined by dividing the grant date value by the closing price of our common stock on the date of grant and rounding up to the next whole share. All of our non-employee director restricted stock awards will vest on the day prior to the next annual meeting, provided that the director continues to provide services through that date except as otherwise provided in the award agreement.

We have adopted stock ownership guidelines that require each of our non-employee directors to own at least five times the base annual cash retainer within five years of his or her initial appointment to the Board. As of the record date, all of our non-employee directors were either in compliance with, or within the five-year grace period for compliance under, these guidelines. For additional information regarding these guidelines, please see the sub-section titled “Director and Officer Stock Ownership and Retention Guidelines” in the Stock Ownership section of this proxy statement.

Expense Reimbursements and Other Compensation

We reimburse our non-employee directors for reasonable expenses incurred to attend Board and committee meetings and to perform other relevant Board duties, but we do not pay any other compensation or provide perquisites to our non-employee directors.

Mr. El-Khoury, who serves as our President and CEO as well as a director, does not receive any additional compensation for his services as a member of the Board. For information regarding his compensation, please see the CD&A and the executive compensation tables that follow.

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COMPENSATION OF EXECUTIVE OFFICERS
Proposal No. 2: Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay)
Our Board recommends a vote “FOR” approval of the compensation paid to our NEOs as disclosed in this proxy statement.

At each annual meeting, we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement pursuant to Section 14A of the Exchange Act and related SEC rules.

This vote, commonly referred to as a say-on-pay vote, is not intended to address any specific element of compensation but rather relates to the overall compensation of our NEOs and our compensation philosophy and practices, as described in this proxy statement. In considering how to vote on this proposal, we recommend that you review the relevant disclosures in this proxy statement, particularly the CD&A, which contains detailed information about our executive compensation program.

As described in greater detail in our CD&A, the principal objective of our executive compensation program, which is overseen by the HCC Committee, is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders and accomplish our short-term and long-term plans and goals. We seek to accomplish this objective by rewarding performance, both individual and corporate, in a way that is aligned with our short-term and long-term interests and those of our stockholders. Consistent with this philosophy, a significant portion of the total target direct compensation opportunity for each NEO is incentive-based, and a significant portion of incentive compensation is variable and is dependent upon corporate, business unit or individual achievement as measured against specific predetermined financial and strategic goals.

We ask stockholders to indicate their support by approving the following resolution:

RESOLVED, that the compensation paid to the named executive officers as disclosed in the proxy statement for the Company’s 2024 annual meeting of stockholders pursuant to the SEC’s compensation disclosure rules, including the CD&A, the executive compensation tables and related narrative disclosure, is hereby APPROVED.

This vote is advisory, which means that it is not binding on us, our Board or the HCC Committee. Regardless, we understand that our executive compensation practices are important to our stockholders. Our Board values the opinions expressed by our stockholders through their votes on this proposal, and the HCC Committee will take the outcome of this vote into consideration when making future compensation decisions for our NEOs. Our next say-on-pay vote will occur at our 2025 annual meeting.

Vote Required on an Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay)

The approval of executive compensation is an advisory vote; however, our Board and the HCC Committee will consider the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon as approval of this Proposal No. 2. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

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COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes our compensation program, philosophy, decisions and process for setting compensation for our Named Executive Officers (also referred to as our NEOs). For 2023, our NEOs were:

Name	Current Position
Hassane El-Khoury	President and Chief Executive Officer
Thad Trent	Executive Vice President, Chief Financial Officer and Treasurer
Simon Keeton (1)	Group President, Power Solutions Group
Sudhir Gopalswamy (2)	Group President, Analog and Mixed-Signal Group and Intelligent Sensing Group (3)
Ross F. Jatou (4)	Former Senior Vice President and General Manager, Intelligent Sensing Group
(1) Mr. Keeton was promoted from Executive Vice President to Group President effective February 22, 2024.
(2) From March 7, 2022 to April 25, 2023, Mr. Gopalswamy served as our Senior Vice President and Chief Strategy Officer. Effective April 25, 2023, he was appointed to the role of Senior Vice President and General Manager, Advanced Solutions Group. Effective February 22, 2024, Mr. Gopalswamy was promoted from Senior Vice President to Group President, with responsibility for both the Analog and Mixed-Signal Group (AMG, see note 3) and the Intelligent Sensing Group.
 (3) In the first quarter of 2024, in order to better align our business units with developments in our strategy, onsemi formed the Analog and Mixed-Signal Group (AMG), which focuses on the development of a range of power management ICs and high precision, low power sensor interfaces and communications products. AMG combines the former ASG and our Integrated Circuits Division, which was previously a part of PSG.

(4) Mr. Jatou resigned from all positions with onsemi effective February 22, 2024.

2023 Compensation Program Highlights

The HCC Committee believes that the design and outcomes of our 2023 executive compensation program were directly tied to our performance and advanced our strategic priorities for 2023 and beyond.

At the beginning of 2023, considering, among other things, the Company’s significant growth and strong performance over the prior two-year tenure of our CEO and his leadership team, the HCC approved certain increases to target total direct compensation (TDC) levels for each of our NEOs, with an emphasis on performance-based or at-risk compensation elements, and established the metrics for our 2023 STI and LTI metrics.

By the end of 2023, as noted in the Proxy Statement Summary under “2023 Performance Highlights,” we had achieved solid financial results while demonstrating resilience in a macroeconomic environment that had become increasingly uncertain as the year progressed. As a result, our incentive programs yielded mixed payouts against the ambitious goals that we had set for ourselves at the beginning of the year, as follows:

2023 STI Program. The two performance components of our 2023 STI program were our Corporate Multiplier (based on our achievement of correlated revenue and non-GAAP operating margin metrics) and each NEO’s Individual Goals. The Individual Goal percentage achievement is capped at 100%, which means that it may only decrease, but not increase, any amounts earned based on the Corporate Multiplier.

•Company Results. For 2023, we achieved revenue of $8,253.0 million and non-GAAP operating margin of 32.3%.

•Pay Results. Our combined revenue and operating margin results fell below target levels, yielding a 64.1% achievement on the Corporate Multiplier. The final STI payout percentage (Corporate Multiplier x Individual Goals achieved) for our CEO was just below 54% of target and between 47-54% of target for each of our other NEOs, compared to a maximum possible payout of 200% of target.

2023 LTI Program. The performance-based restricted stock units (PBRSUs) granted under our 2023 LTI program include four separately-scored, one-year goals and a relative total stockholder return (TSR) payout adjustment component to ensure that the award is linked to performance for a full three-year period. Specifically, the four goals include two financial metrics (new product revenue percentage and non-GAAP operating margin) and two strategic metrics (related to increases in SiC revenue and securing design wins). Our 2023 PBRSUs pay out over a three-year period. Payouts under the strategic goals can range between 0-200% of target. Payouts under the financial goals can range between 0-150% of target, with a further adjustment, up or down on a tranche-by-tranche basis (50-150%), by our relative TSR over one-, two- and three-year periods beginning January 1, 2023 and ending on December 31 of the year prior to each vesting date.

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Compensation of Executive Officers
•Company Results. With respect to our financial goals, in addition to the operating margin results described above, nearly 30% of our 2023 revenue came from new product offerings, underscoring our commitment to ensuring our product offerings keep pace with both customer needs and technological advances. On our strategic goals, we continued to make significant progress in increasing our SiC product revenue (quadrupling it from the prior year) and securing over $5.8 billion in design wins to position us for sustainable revenue growth over the longer term.

•Pay Results. The combined payout percentage for the first tranche of our 2023 PBRSUs was 151% of target, compared to a maximum possible payout of 212.5% of target. We exceeded the target level, but fell below the stretch level, on three of the four goals. On the fourth goal, operating margin, we fell slightly below target. The combined payout on each of our second and third tranches will vary between 104-162% of target for each tranche, depending on our two- or three-year relative TSR performance. Specifically:
◦On the strategic goals, we achieved a combined payout 150% of target (133% on the SiC revenue goal and 184% on the design win goal).
◦On the financial goals, we achieved a combined preliminary payout of 116% of target (143% on new product revenue and 88% on operating margin). The first tranche payout was then adjusted by our one-year relative TSR results (66th percentile among our peers), for a combined first tranche payout on the financial goals of 153% and an overall combined payout percentage for the first tranche of 151%. This first tranche of the 2023 PBRSUs vested and paid out in February 2024.
◦For each of the remaining two tranches, which will vest in 2025 and 2026, we will adjust the financial goal payouts based on our two- or three-year relative TSR performance (ranging between a decrease of 50% to a minimum 58% payout or an increase of 150% to a maximum 174% payout), which means that the overall payout on each of those two tranches will range between 104-162% of its original target.

All of these decisions and results are discussed in greater detail under “Elements of Our Compensation Program.”

Best Practices

The HCC Committee strives to incorporate good governance practices into our executive compensation program, including the following:

	WE DO:		WE DO NOT:
✓	Incentivize our employees to achieve or exceed financial goals established for the Company and to deliver superior returns to our stockholders.	☒	Provide excessive perquisites to our executives.
✓	Have robust stock ownership guidelines that are designed to align our executives’ interests with those of our stockholders (including a rigorous 6x base salary requirement for our CEO).	☒	Allow our NEOs and other insiders to pledge or margin our stock, hedge their exposure to ownership of our stock or engage in speculative transactions with respect to our stock.
✓	Provide long-term equity incentives that vest over a period of three years to ensure that our executives maintain a long-term commitment to stockholder value, with a minimum 12-month vesting period for full-value awards granted under the SIP.	☒	Provide single triggers or excessive benefits in our change in control agreements or provide excise tax gross-ups.
✓	Closely monitor the executive pay mix and levels of our industry peers to ensure that our compensation is appropriate for leadership recruitment and retention, aligned with stockholder interests and not excessive for our industry.	☒	Provide tax gross-ups on any perquisites other than standard relocation benefits that are available to all employees and amounts paid for expatriate assignments.
✓	Follow a responsible approach to equity-based compensation, including adopting “burn rates” well below the typical market practice for our peer group.	☒	Design our compensation policies and practices in a way that poses a material risk to us or our stockholders.

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Compensation Philosophy and Guiding Principles

Our HCC Committee is responsible for establishing and implementing our executive compensation philosophy and guiding principles and for monitoring their effectiveness. Our compensation philosophy is focused on the following core principles:

•Alignment with Stockholder Interests. Achieving corporate goals is a necessary condition for our executives to realize targeted levels of compensation, particularly with respect to variable pay and LTI awards. In addition, the use of stock-based incentives, which link variable pay to stockholder value, and stock ownership guidelines further ensure that our executives’ interests align with those of our stockholders.

•Pay-for-Performance. A significant portion of target compensation is variable and directly linked to corporate and individual performance – both to incentivize goal-oriented performance and to reward individual contributions to our performance.

•Strategic Alignment. Our compensation programs, including the setting of our STI and LTI goals, are often used to influence our long-term strategic direction and promote the achievement of company-wide initiatives. For example, many of the financial goals included in our programs (including those related to revenue, non-GAAP operating margin and new product revenue) directly influence the success of our business. In addition, we may include other strategic, operational or individual performance goals (including those related to the product pipeline, ESG matters, quality improvement and human capital efforts) that have a significant impact on our overall business performance. As such, we believe there is a strong alignment between our compensation programs and the company’s long-term success.

•Provide Competitive Compensation. We regularly consult peer market data to ensure that we are providing competitive compensation opportunities for our executive officers. We consider other semiconductor and high-technology companies as our market and review survey or peer company data in these sectors to analyze the competitiveness of our targeted pay opportunities.

•Attract, Motivate and Retain Diverse Talent. Our compensation program is designed to attract, motivate and retain highly talented individuals critical to our success by providing competitive total compensation with retentive features. Additionally, we focus on developing and retaining a diverse workforce with programs such as our employee resource group on Science, Technology, Engineering and Math for Underrepresented Populations (STEM UP). The recruitment and retention of talented and diverse employees positively impacts our innovation and performance. We believe that we are at our strongest when we are able to draw on the diverse experiences, knowledge, cultures and backgrounds of all employees in our global workforce.

Stockholder Engagement and Say-on-Pay

We emphasize transparency in our approach to stockholder communications and seek out engagement with and feedback from current and prospective stockholders on corporate strategy, executive compensation, corporate governance and other topics of importance. The chairs of our Board and its committees are active participants in this process. Through these engagements, we have received feedback in support of our existing executive compensation program and, in particular, the Board’s decision to further drive accountability and reinforce our culture of compliance, diversity, equity and inclusion, and commitment to ESG principles and ethics.

Our stockholders also have the opportunity each year to provide feedback through our advisory say-on-pay vote on the compensation of our NEOs. At our 2023 annual meeting, our stockholders expressed their support for our program, with almost 94% voting in favor of the proposal.

The HCC Committee considers feedback received during these stockholder engagements and our say-on-pay results as key factors in its ongoing assessment of our compensation program design and effectiveness.

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Compensation of Executive Officers
Performance-Driven Compensation Opportunities

The goal of our executive compensation program is to enhance stakeholder value by delivering a competitive compensation package that is significantly performance-based, thus linking executive pay, company performance and stockholder returns. The primary components of our program, which we refer to as total direct compensation (TDC), are base salary, target STI award opportunity and target LTI awards, which are structured as 60% PBRSUs and 40% time-based restricted stock units (RSUs).

As reflected in the charts below, approximately 94% of Mr. El-Khoury’s target TDC for 2023 was variable, with approximately 60% based on measurable performance goals (target STI and PBRSUs) and another 33% tied to the value of our stock price (RSUs). For our other NEOs, on average, approximately 88% of their target TDC was variable. These figures reflect the highest base salary, target STI opportunity and target LTI opportunity for each of our other NEOs in 2023.

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Elements of our Compensation Program

Our executive compensation program is designed to provide a competitive total compensation package consistent with our performance in the marketplace and our desire to recruit, motivate and retain talented management. The following is an overview of our 2023 programs:

Focus	Component	Key Characteristics	Purpose
Current Year Performance	Base Salary	•Fixed cash compensation	•Set at competitive levels and used to attract and retain talent
Short-term Cash Incentive (STI) Awards
•Annual cash awards providing for award opportunities based on full-year 2023 results
•Performance goals based on both (i) financial results and (ii) individually-scored performance goals based on both financial and strategic metrics

•Encourages our executives to maximize profitability and growth
•Promotes superior operational performance, disciplined cost management and increased productivity and efficiency that contribute significantly to value creation for our stockholders

Long-Term Equity Incentive (LTI) Awards	Restricted Stock Units (RSUs)
•Stock-settled awards
•The 2023 RSUs are time-based and vest annually in one-third increments on each anniversary of the grant date
•The 2023 PBRSUs are performance-based and are eligible to vest based on the extent to which the applicable performance goals established by the HCC Committee are met over performance measurement periods of one, two and three years

•Reinforces the alignment of executive and stockholder interests and provides each individual with a significant incentive to manage from the perspective of an owner
•Promotes employee retention
•Assists NEOs in complying with stock ownership guidelines

Performance-Based Restricted Stock Units (PBRSUs)
Post-Termination Compensation	Severance and Change in Control Arrangements
•Our RSU and PBRSU agreements provide for acceleration of vesting upon certain qualifying terminations, both with or without a change in control
•Employment agreements provide severance payments and benefits in the event of certain qualifying terminations, both with or without a change in control

•Supports retention and recruitment efforts
•Encourages management to pursue transactions that may be in the best interest of the Company and its stockholders by providing a measure of financial security

Other Compensation and Benefits	Limited Perquisites	•A monthly auto allowance •Enhanced coverage for life insurance •An executive physical examination •Financial planning services reimbursement	•Supports the competitiveness of our compensation package •Provides value to executives at a reasonable cost to the Company
	Other Benefit Plans and Programs	•A tax-qualified ESPP •A 401(k) savings plan •Medical, dental, disability and life insurance programs	•Provides competitive capital accumulation and other benefits

February 2023 Increases to Target Total Direct Compensation Levels. At its February 2023 meeting, at the same time it set the performance goals for our 2023 STI and LTI programs, the HCC Committee reviewed comparative compensation data prepared by FW Cook for Mr. El-Khoury and each of our other NEOs. Following its usual process, including consideration of the analysis prepared by and the recommendations of FW Cook, the HCC Committee approved increases to base salary and target LTI for each NEO and increases in target STI opportunity for Messrs. Trent and Keeton. The Board, on the recommendation of the HCC Committee, approved an increase in base salary, target STI opportunity, and target LTI for Mr. El-Khoury.

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Compensation of Executive Officers
In making these determinations in early 2023, the HCC Committee and the Board considered several factors, including the fact that the Company had grown significantly larger by the end of 2022, a market positioning improvement in light of significant absolute and relative stock price outperformance, the Company’s increased efficiencies and substantially improved performance under Mr. El-Khoury and his leadership team, the role that each of the NEOs has played in the Company’s ongoing transformation, and the importance of incentivizing key performing executives to execute on our ambitious long-term strategy. The table below details the pay level changes.

NEO	Base Salary ($)		Target STI Opportunity (% of Base Salary)		Target LTI (2) ($)
	2022	2023	2022	2023	2022	2023
Hassane El-Khoury	1,000,000	1,200,000	150%	175%	11,500,000	16,750,000
Thad Trent	600,000	675,000	100%	125%	4,250,000	6,000,000
Simon Keeton	525,000	600,000	85%	100%	2,250,000	4,500,000
Sudhir Gopalswamy (1)	415,000	475,000	85%	85%	1,300,000	1,700,000
Ross F. Jatou	450,000	475,000	85%	85%	1,400,000	2,000,000
(1) Mr. Gopalswamy’s compensation was further adjusted on May 26, 2023, following his April 2023 appointment to the position of General Manager, ASG. Specifically, his annual base salary was increased by $25,000 to a total of $500,000 and he received an incremental LTI award with a grant date target value of $600,000, which increased his annual target LTI value to a total of $2,300,000.
(2) These figures represent the grant date target value of the LTI awards. For the number of RSUs and PBRSUs granted to each NEO during 2023, including Mr. Gopalswamy’s incremental grant described in footnote 1, please see the chart under “Long-Term Incentive Program.”

Short-Term Cash Incentive Program. The primary objectives of our 2023 STI program were to:

•maximize return to stockholders;
•reward and retain our top performers;
•reward achievement of short-term financial performance goals;
•use objective and verifiable metrics;
•create a single program for all eligible employees; and
•provide target STI percentages that are competitive with peer market data for the position.

In designing the 2023 STI program, the HCC Committee considered these objectives and its desire to directly align the program with our 2023 strategic objectives and encourage our executives to maximize profitability, growth and operational efficiency. As further described below, the 2023 STI program incorporates overall company-wide objectives (the Corporate Multiplier) that determine the maximum payout percentage under the program and objectives specific to each NEO (the Individual Goal achievement percentage) that determine each officer’s specific payout. The use of a Corporate Multiplier combined with an Individual Goal achievement percentage for each NEO supports one key tenet of our compensation philosophy, which is to provide incentive opportunities for both company and individual performance.

Under the 2023 STI program, each eligible NEO’s payout was determined according to the formula below:

2023 STI Program Formula

Corporate Multiplier Component. Our 2023 STI program included a performance matrix, the Corporate Multiplier, that links two financial metrics (revenue and non-GAAP operating margin) and reflects threshold‐to‐maximum opportunities based on various achievement levels of those metrics. This Corporate Multiplier is designed to ensure that funding of the 2023 STI program is in line with our Board-approved annual operating plan (AOP). If we achieve target levels on both metrics by meeting our AOP, the Corporate Multiplier would be 100%. The Corporate Multiplier can range from 0% to up to a maximum of 200% for performance meeting or exceeding stretch levels. Given the use of a matrix, there are multiple
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ways to calculate (and achieve) threshold, target and maximum performance. The Corporate Multiplier establishes the maximum that may be earned by a given participant under our STI program.

As shown in the table below, based on our combined results for 2023, we achieved a Corporate Multiplier of 64.1% of target.

Corporate Multiplier Component (matrix-based correlation)	0% Achievement (Threshold) (1)	100% Achievement (Target)	200% Achievement (Maximum) (2)	Actual Achievement (64.1%)
Revenue	$8.151 billion	$8.677 billion (3)	$8.993 billion	$8.253 billion
Non-GAAP Operating Margin	29.0%	32.6% (4)	35.0%	32.3%(5)
(1) This combination of revenue and operating margin is only one way for our combined results to yield no payout. Under the matrix, no bonus would be earned if revenue did not exceed $7.800 billion and our operating margin fell below 30.2%. Conversely, no bonus would have been earned if our operating margin was below 27.8% and revenue did not exceed $8.501 billion.
(2) This combination of revenue and operating margin is only one way to achieve maximum payout. Under the matrix, we could achieve 200% with revenue as low as $8.817 billion but only if our operating margin met or exceeded 35.6%. Conversely, we could achieve 200% with an operating margin of 34.7% but only if our revenue met or exceeded $9.111 billion.
(3) The 2023 target goal represented approximately a 4.2% increase relative to reported 2022 revenue.
(4) The 2023 target goal represented a decrease of 190 bps from reported 2022 non-GAAP operating margin. This goal, tied to our AOP, reflected our expectation that 2023 operating margin would decrease slightly from the prior year given the capital expenditures necessary to expand SiC production and ramp up operations at our EFK fab, which we acquired on January 1, 2023.
(5) Non-GAAP operating margin is calculated as disclosed in our earnings releases.

Individual Goal Achievement Percentage Component. In addition to the Corporate Multiplier, each NEO received a score based on the level of achievement of the Individual Goal achievement percentage. The maximum possible Individual Goal achievement percentage is 100%, which means that performance against these particular goals will not increase a participant’s STI payout; rather, performance at less than target will serve to decrease any STI payout to that participant. For our NEOs, this component is further divided into two equally-weighted categories: financial goals (NEO Financial Goals) and certain executive-specific strategic or operational goals (NEO Strategic Goals).

The NEO Financial Goals – this portion, which represents 50% of the Individual Goal achievement percentage, is tied to three corporate financial targets. For the 2023 STI program, the scoring of the NEO Financial Goals was based on our level of achievement of revenue, non-GAAP gross margin and non-GAAP operating expense targets as described in the table below.

Each of the goals is scored separately and, once above-threshold levels are achieved, our performance as measured against the NEO Financial Goals could result in attainment of up to 100% for results at or above target. While the targets are annual, progress is measured quarterly so that if a given quarter is missed, it cannot be made up in a subsequent quarter even if the full year results for that goal actually exceed the annual target.

NEO Financial Goals	0% Achievement (Threshold)	100% Achievement (Target)	Annual Results	Scoring (% Earned Based on the Sum Total of Four Quarters)(3)
Revenue (20% of NEO Financial Goals)	Company: $8.24 billion	Company: $8.68 billion	Company: $8.25 billion	48%
	PSG: $4.28 billion	PSG: $4.51 billion	PSG: $4.45 billion	75%
	ISG: $1.45 billion	ISG: $1.53 billion	ISG: $1.32 billion	0%
	ASG: $2.51 billion	ASG: $2.64 billion	ASG: $2.49 billion	0%
Non-GAAP Gross Margin (1) (40% of NEO Financial Goals)	Company: 46.0%	Company: 47.0%	Company: 47.1%	75%
	PSG: 44.0%	PSG: 45.0%	PSG: 47.5%	90%
	ISG: 47.8%	ISG: 48.8%	ISG: 48.7%	78%
	ASG: 51.3%	ASG: 52.3%	ASG: 52.5%	50%
Non-GAAP Operating Expense (2) (40% of NEO Financial Goals)	Company: $1,275 million	Company: $1,250 million	Company: $1,220 million	75%
	PSG: $511 million	PSG: $501 million	PSG: $489 million	50%
	ISG: $290 million	ISG: $284 million	ISG: $275 million	100%
	ASG: $475 million	ASG: $466 million	ASG: $456 million	75%
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Compensation of Executive Officers
(1) Non-GAAP gross margin is calculated as disclosed in our earnings releases, except with respect to the ASG-specific NEO Financial Goal, which excludes the impact of higher-than-anticipated manufacturing costs at our EFK fab, which we acquired on January 1, 2023. Please see the Appendix for a reconciliation.
(2) Non-GAAP operating expense is calculated as disclosed in our earnings releases.
(3) Although the Company and two business units (PSG and ASG) exceeded their 2023 gross margin targets, none of our NEOs earned 100% of possible points on that goal given that each missed one or more quarterly targets. Similarly, although results on the operating expense goal for the Company and each business unit exceeded target, only ISG fully achieved that goal in each of the four quarters to earn 100% of the possible points for that goal.

For each of Messrs. El-Khoury and Trent, each of the NEO Financial Goals was measured against Company-wide results (69.5% in the aggregate). For each of our other NEOs, his NEO Financial Goals was measured against the results for his specific business unit (Mr. Keeton – PSG, 71% aggregate score; Mr. Jatou – ISG, 71% aggregate score; and Mr. Gopalswamy – ASG, 50% aggregate score).

The NEO Strategic Goals – this portion, which represents the other 50% of the Individual Goal achievement percentage, is composed of between four and 10 additional metrics and targets specifically tailored to each NEO’s role, area of oversight and strategic focus, including financial and non-financial goals and other metrics based on the definition and deployment of management’s strategy and the planning and execution of certain transformation initiatives, including ESG, new product, quality improvement, human capital and operational initiatives. Mr. Gopalswamy, who transitioned from the role of Chief Strategy Officer to General Manager of ASG mid-year, was evaluated on strategic goals specific to his Chief Strategy Officer role for the first quarter but assumed ASG-specific strategic goals for the remainder of the year.

The NEO Strategic Goals were scored: (i) for certain binary metrics, at either 0% or 100% attainment without linear interpolation between the attainment levels, or (ii) at up to 100% attainment, with linear interpolation for attainment between the threshold and target levels. Like the NEO Financial Goals, each NEO Strategic Goal was scored separately and each was weighted with a specific point value based on its strategic importance and/or the level of complexity involved in achieving the goal. Particular scoring metrics used to determine whether a given target had been achieved were also established at the time the 2023 STI program was approved. Following the end of the year, the HCC Committee evaluated performance against these metrics, and after considering the CEO’s recommendations regarding performance of each NEO, including himself, determined each NEO’s Individual Goal achievement percentage, as follows:

NEO	NEO Financial Goals (50% weighting)	NEO Strategic Goals (50% weighting)	Final Individual Goal Achievement Percentage	Combined Payout Percentage Final Individual Goal Achievement x Corporate Multiplier (64.1%)
Hassane El-Khoury	69.50%	97.66%	83.58%	53.57%
Thad Trent	69.50%	100.00%	84.75%	54.32%
Simon Keeton	71.00%	86.68%	78.84%	50.54%
Sudhir Gopalswamy	50.00%	96.72%	73.36%	47.02%
Ross F. Jatou	71.00%	81.58%	76.29%	48.90%

As indicated in the chart above, each of Messrs. El-Khoury, Trent and Gopalswamy met nearly all of his NEO Strategic Goals for 2023, resulting in achievement of 96% or more on NEO Strategic Goals. For Messrs. Keeton and Jatou, who earned just under 87% and 82%, respectively for their NEO Strategic Goals, the few additional points lost were primarily related to certain business unit milestones such as inventory reduction, which became more challenging than expected as our sector began experiencing softening in the second half of 2023. As noted in the chart above, the resulting Individual Goal Achievement percentages for our NEOs ranged between 73-85%.

Use of Non-GAAP Measures. Several of the financial targets in the Corporate Multiplier and NEO Financial Goals were non-GAAP measures. The HCC Committee determined that non-GAAP metrics should be used for the 2023 STI program rather than GAAP metrics to prevent payments under the 2023 STI program from being significantly impacted (positively or negatively) by extraordinary or unusual events or non-cash items. The HCC Committee also considered adjustments eliminating the effect of certain non-cash items to be appropriate, believing that the adjusted numbers are a better indicator of the Company’s actual operating performance. For a reconciliation of GAAP to non-GAAP measures included in this proxy statement, please see the Appendix.

Final Payouts under the 2023 STI Program. After evaluating all relevant performance results, the HCC Committee approved the following payouts to our NEOs under the 2023 STI program:

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NEO	Corporate Multiplier (%)	Individual Goal Achievement Percentage (%)	STI Target (% of Base Salary)	Eligible Earnings (1) ($)	Final Cash STI Payment ($)
Hassane El-Khoury	64.1%	83.58%	175%	1,130,769	1,060,163
Thad Trent	64.1%	84.75%	125%	649,038	440,736
Simon Keeton	64.1%	78.84%	100%	574,038	290,099
Sudhir Gopalswamy	64.1%	73.36%	85%	470,577	188,091
Ross F. Jatou (2)	64.1%	76.29%	85%	466,346	—
(1) Represents base salary actually paid during the year as reflected in the SCT.
(2) Although Mr. Jatou was employed for the full year, given that his last date of employment (February 22, 2024) occurred before the payout date, he was not eligible to receive a payout under the 2023 STI program. Based on actual performance, his 2023 STI payout would have been $193,844.

Long-Term Incentive Program. Our 2023 LTI program reflects the following principles:

•equity-based awards should comprise the largest percentage of each NEO’s annual target TDC in order to further align NEO and stockholder interests;
•equity grants are budgeted consistent with market practice with actual grants awarded based on performance and potential;
•the performance goals underlying our PBRSUs are designed to drive behavior in support of our AOP and long-term business strategies;
•performance above target or above stretch levels should provide commensurate payout opportunities; and
•company, department and individual performance may drive above-market equity grants in the following annual cycle.

During 2023, the HCC Committee made annual LTI awards (the 2023 LTI program) to each NEO as described in the following table. These LTI awards consisted of 60% PBRSUs (the 2023 PBRSUs) and 40% RSUs (the 2023 RSUs), which were granted under the SIP. The HCC Committee determined that this allocation between PBRSUs and RSUs provided a reasonable balance between performance-based and retention incentives.

NEO	Target 2023 PBRSU Value ($)	2023 PBRSUs (at Target) (#)	Target 2023 RSU Value ($)	2023 RSUs (#)	Total Target 2023 LTI Value (PBRSUs + RSUs) ($)
Hassane El-Khoury	10,050,000	126,766	6,700,000	84,511	16,750,000
Thad Trent	3,600,000	45,409	2,400,000	30,273	6,000,000
Simon Keeton	2,700,000	34,057	1,800,000	22,705	4,500,000
Sudhir Gopalswamy (1)	1,380,000	17,023	920,000	11,349	2,300,000
Ross F. Jatou	1,200,000	15,137	800,000	10,091	2,000,000
(1) These figures include two grants made to Mr. Gopalswamy: (a) his February 2023 annual LTI award with a grant date target value of $1.7 million and (b) an incremental LTI award in May 2023 with a grant date target value of $0.6 million, in consideration of his assumption of the General Manager, ASG role.

Description of 2023 RSUs. As in prior years, the 2023 RSUs are time-based and will vest annually in one-third increments on each anniversary of the grant date, subject to the NEO’s continued employment through the applicable vesting date.

Description of 2023 PBRSUs. The 2023 PBRSUs are performance-based equity awards for which vesting is contingent upon our achievement of a mix of annual financial and strategic goals, including a component that adjusts a portion of final payouts, up or down, based on our one-, two-, and three-year TSR performance relative to a peer group, to ensure that the awards remain linked to performance over a full three-year period.

As a first step, we measure our performance against four performance goals (the 2023 LTI Performance Goals). As detailed in the below chart, two of the goals are financial (LTI Financial Goals) and the other two are strategic (LTI Strategic Goals), with each of the four goals scored separately. All four goals measured performance over the 2023 fiscal year but the awards will pay out in equal installments over a three-year period and, as a second step, the payout under each tranche of the LTI Financial Goals (50% of the target award) is further adjusted based on our TSR relative to a peer group over the one-, two- or three-year periods beginning on January 1, 2023 and ending on December 31 prior to each vesting date (the TSR Adjustment).

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Step 1 - Measure Performance Against LTI Performance Goals
Type of Goal	LTI Goal	Description and Measurement	Max Payout (as a % of Target)	Subject to Step 2 TSR Adjustment?
Financial	New Product Revenue	Derived from our 2023 financial statements	150%	Yes (see below for details)
	Non-GAAP Operating Margin	Derived from our 2023 financial statements and calculated as described in the GAAP reconciliation appendix to our earnings release	150%
Strategic	SiC Product Revenue Ramp	Measured based on the revenue we generated for new SiC products as compared to 2022	200%	No TSR Adjustment
	Design Wins Supporting 5-year Plan	Measured based on the amount of revenue generated by such design wins	200%

We believe that using a mix of performance periods in our LTI program emphasizes different priorities. All four of our 2023 LTI Performance Goals, while measured over a one-year period, are forward-looking and establish a baseline to help us achieve our longer-term strategic goals. Having our PBRSUs vest over a three-year period, with a significant portion of the ultimate payout remaining variable, to be adjusted up or down with our relative TSR performance measured from January 1 of the year of grant to December 31 of the year before each scheduled vesting date, links overall payout of these awards to longer-term stockholder returns.

Considerations Regarding 2023 LTI Performance Goals. The 2023 LTI program was designed to reward performance consistent with our long-term strategic objectives. Similar to our 2023 STI program, the HCC Committee determined that the use of certain non-GAAP metrics would be more appropriate for our 2023 LTI program than GAAP metrics as it would prevent 2023 LTI payouts from being significantly impacted (positively or negatively) by extraordinary or unusual events or non-cash items. The HCC Committee also considered adjustments eliminating the effect of certain non-cash items to be appropriate, believing that the adjusted numbers are a better indicator of our Company’s actual operating performance.

The HCC Committee also considered the advantages and disadvantages of using absolute versus relative performance measures and believes that the 2023 LTI Program struck an appropriate balance by using both types of measures in the PBRSU grants. Absolute measures are consistent with stockholder expectations, allow for greater sense of control and influence by the executive, encourage motivation and are consistent with our cash flow and ability to pay. Conversely, relative measures, such as our TSR Adjustment, result in adjustment, up or down, to payouts for our executives based on our performance compared to our peers in a highly competitive marketplace.

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The following is a summary of the specific targets under each of the 2023 LTI Performance Goals:

2023 LTI Performance Goals Measured after 2023 PBRSU Performance Period (1)	Weighting (as % of Target LTI)	0% Payout (Threshold)	100% Payout (Target)	150% or 200% Payout (Stretch)
New Product Revenue (as a percent of all revenue)	25.0%	19%	25%	30%
Non-GAAP Operating Margin (2)	25.0%	30.0%	32.6%	34.0%
SiC Product Revenue Ramp	33.3%	2x	3.8x	4.4x
Design Wins Supporting 5-year Plan (3)	16.7%	$4.0 billion	$5.0 billion	$6.0 billion
TSR Adjustment Measured after each TSR Performance Period		Payout Range
Relative TSR		50% to 150% (4)
(1) All LTI Performance Goals aside from the goal regarding the delivery of design wins are calculated in a manner consistent with how we calculate these figures for purposes of our earnings releases. Payouts under each 2023 LTI Performance Goal are determined using linear interpolation from threshold to target and from target to stretch.
(2) Non-GAAP operating margin measures the percentage growth from our actual results achieved for the prior fiscal year. It is calculated and adjusted by the HCC Committee in the same manner as for the 2023 STI program (discussed above).
(3) Design win revenue means the annual value of all “standard” opportunities in the sales funnel whose sales status at the part number level is advanced to “design win” during 2023.
(4) As described above, the TSR Adjustment, which applies to the LTI Financial Goals, is a further adjustment (from a reduction of 50% to a maximum increase of 150%) to the number of shares earned on the basis of our performance as measured against each LTI Financial Goal.

Following the end of 2023, the HCC Committee determined the number of PBRSUs deemed to be preliminarily earned based on the results of each of the 2023 LTI Performance Goals. These units will then vest and pay out in shares of our common stock in three equal annual installments in 2024, 2025 and 2026, subject to any applicable TSR Adjustment as described below and provided the NEO remains employed on the applicable vesting date. For a discussion of our 2023 performance results, please see below under “Results for PBRSUs with Performance Periods Ending in 2023.”

One-, Two- and Three-Year TSR Adjustments. As noted above, we include a relative TSR Adjustment in the design of our PBRSUs to emphasize the importance of our stock performance as compared to an industry peer group. Specifically, the number of PBRSUs vesting in each tranche as a result of the LTI Financial Goals will be adjusted based on our relative TSR over the performance period beginning on January 1, 2023 and ending on December 31 of the year immediately preceding the vesting date. This means that, for the portion of any PBRSUs subject to the TSR Adjustment, the number of shares preliminarily earned based on our results relative to the LTI Financial Goals will be further adjusted, on a tranche-by-tranche basis, by our one-year (first tranche), two-year (second tranche) and three-year (third tranche) relative TSR. The TSR Adjustment is a percentage (between 50-150%) that is then multiplied by the number of shares preliminarily earned under each of the LTI Financial Goals in a given tranche as follows:

Step 2 - TSR Adjustment to Step 1 Results for Financial Goals
Relative TSR	TSR Adjustment (applied to Step 1 Financial Units in each Tranche)
Equal to or greater than 75th Percentile	150% (fixed)
Greater than 50th but less than 75th Percentile	% determined by straight line linear interpolation
At least 25th but no greater than 50th Percentile	100% (fixed)
Less than 25th Percentile	50% (fixed)

TSR Peer Companies. To determine our relative TSR at the end of the applicable period, we calculate the percentage change between the beginning stock price and the ending stock price for our stock and that of each TSR peer company. For purposes of this calculation, we use the average closing stock price for fourth fiscal quarter of 2022 as the beginning stock price and the average closing stock price for the fourth fiscal quarter of the last year in the TSR performance period (2023, 2024 or 2025) as the ending stock price. Any dividends paid are treated as reinvested and the companies are then ordered by percentage change. Unless the HCC Committee determines otherwise, any peer company that is no longer trading on a national securities market on the last day of the performance period will be removed from the list for purposes of the relative TSR calculation for that period.

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For the 2023 PBRSUs, our TSR performance peer companies consist of the following companies:

TSR Performance Peer Companies
Ambarella Inc.	Maxlinear Inc.	Renesas Electronics Corporation
ams AG	Melexis N.V.	Rohm Co., Ltd.
Analog Devices, Inc.	Microchip Technology Incorporated	Semtech Corporation
Broadcom Inc.	MKS Instruments, Inc.	Sensata Technologies Holding plc
Cirrus Logic, Inc.	Monolithic Power Systems, Inc.	Silicon Laboratories Inc.
Diodes Incorporated	Murata Manufacturing Co., Ltd.	Skyworks Solutions, Inc.
Infineon Technologies AG	National Instruments Corporation*	STMicroelectronics N.V.
Knowles Corporation	NXP Semiconductors N.V.	Synaptics Incorporated
Lattice Semiconductor Corporation	Parade Technologies, Ltd.	Texas Instruments Incorporated
Littelfuse, Inc.	Power Integrations, Inc.	Vishay Intertechnology, Inc.
Macom Technology Solutions Holdings, Inc.	Qorvo, Inc.	Wolfspeed, Inc.
Marvell Technology, Inc.	Realtek Semiconductor Corp.
*National Instruments Corporation was acquired in October 2023 and thus was excluded from subsequent TSR calculations.

The TSR peer companies listed above represent a mix of companies listed on the PHLX Semiconductor Index and other publicly traded semiconductor companies whose product and service offerings, market capitalization, business model and other characteristics are similar to ours.

Results for PBRSUs with Performance Periods Ending in 2023.

CFO New Hire Grant. In connection with our appointment of Mr. Trent as our chief financial officer (CFO) in February 2021, the HCC Committee granted him an onboarding LTI award, including PBRSUs with a grant date value of approximately $3.9 million. As previously disclosed, vesting of these PBRSUs would vary between 0-100% depending upon our TSR over the two-year period following Mr. Trent’s appointment (February 16, 2021 through February 15, 2023), relative to the TSR of our defined group of peer companies (same group and calculation principles as our 2021 PBRSUs). Following the end of the performance period, the HCC Committee confirmed that 100% of the PBRSUs were earned, as our TSR was highest among the peer group, excluding four peers (Dialog Semiconductor PLC, Inphi Corporation, Maxim Integrated Products, Inc. and Xilinx, Inc.) that had been acquired or were no longer trading at the end of the period. These PBRSUs vested on March 14, 2023.

Final Tranche of 2021 PBRSUs. In early 2024, the HCC Committee determined that our three-year relative TSR was ranked first amongst our peer group for purposes of the 2021 PBRSUs subject to a TSR Adjustment. As a result, for officers holding those awards, their third tranche payout, as preliminarily determined on the basis of 2021 financial metrics, was multiplied by 150%. Following the HCC Committee’s certification of the results, these PBRSUs vested on February 15, 2024. The peer group for these awards was the same as the TSR peer group for our 2023 PBRSUs except it included Dialog Semiconductor Plc, Inphi Corporation, Maxim Integrated Products, Inc. and Xilinx, Inc. Ultimately, Dialog Semiconductor Plc (acquired in August 2021), Inphi Corporation (acquired in April 2023), Maxim Integrated Products, Inc. (acquired in August 2021), Xilinx, Inc. (acquired in February 2022) and National Instruments Corporation (acquired in October 2023) were excluded from the calculation.

Second Tranche of 2022 PBRSUs. In early 2024, the HCC Committee determined that our two-year relative TSR was ranked third amongst our peer group for purposes of the 2022 PBRSUs subject to a TSR Adjustment. As a result, for officers holding those awards, their second tranche payout, as preliminarily determined on the basis of 2022 financial metrics, was multiplied by 150%. Following the HCC Committee’s certification of the results, these PBRSUs vested on February 2, 2024. The peer group for these awards was the same as the TSR peer group for our 2023 PBRSUs except it included Xilinx, Inc. Ultimately, both Xilinx, Inc. (acquired in February 2022) and National Instruments Corporation (acquired in October 2023) were excluded from the calculation.

First Tranche of 2023 PBRSUs. In early 2024, the HCC Committee reviewed the LTI Performance Goals underlying our 2023 PBRSUs and determined that our LTI Financial Goals were achieved at an aggregate 116% and our LTI Strategic Goals were achieved at an aggregate 150%. Additionally, our relative TSR for 2023 was at the 66th percentile among our
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peers (excluding National Instruments Corporation, which was acquired in October 2023), resulting in a combined payout under the LTI Financial Goals of 153%, and an overall combined payout of 151% for the first tranche of the 2023 PBRSUs. A breakdown of performance by LTI Performance Goal is shown in the chart below. For 2023 PBRSUs, payout on each of the second and third tranches (in 2024 and 2025, respectively) will be adjusted based on our relative TSR for the applicable two- or three-year period once those performance periods are complete. Based on performance thus far, the combined payout percentage for each of the second and third tranches will range between 104-162% of the original target for that tranche.

Type of Goal (1)	LTI Performance Goal	0% Payout (Threshold)	100% Payout (Target)	150% or 200% Payout (Stretch)	Actual 2023 Performance	Resulting Goal Achievement Percentage (2)	Final Payout Percentage for First Tranche (3)
Financial	New Product Revenue (as a percent of all revenue)	19%	25%	30%	29.3%	143%	189%
	Non-GAAP Operating Margin	30.0%	32.6%	34.0%	32.3%	88%	116%
Strategic	SiC Product Revenue Ramp	2x	3.8x	4.4x	4.0x	133%	133%
	Design Wins Supporting 5-year Plan	$4.0 billion	$5.0 billion	$6.0 billion	$5.84 billion	184%	184%
				First tranche combined payout percentage			151%
(1) The maximum payout at the stretch level for each financial goal, without giving effect to any TSR Adjustment, is 150%, while the maximum payout at the stretch level for each strategic goal is 200%.
(2) This column reflects the degree of achievement on each of the four goals, without giving effect to any TSR Adjustment. To calculate the number of PBRSUs preliminarily earned under each goal, we multiply this figure by the number of target PBRSUs granted to the NEO that were associated with that goal, then divide the result into three equal tranches. For the tranches associated with LTI Strategic Goals, that number of PBRSUs is fixed and will be paid over a three-year period, subject to the NEO’s continued employment through each vesting date. The tranches associated with LTI Financial Goals are not fixed but rather will be adjusted, on a tranche-by-tranche basis, for our relative TSR performance over the one-, two- or three-year performance period, as applicable.
(3) This column reflects the payout percentages under each of the four goals for the first tranche, with the payout for each LTI Financial Goal adjusted based on our relative TSR performance for 2023 (achieved at the 66th percentile, which meant that the resulting goal achievement percentage for each LTI Financial Goal was multiplied by 132%). This compares to a maximum possible combined payout percentage of 212.5% for each tranche.

Post-Termination Compensation. In addition to the compensation received by our NEOs during 2023 and the other benefits under our programs available to all eligible employees, we also provide certain post-termination benefits to our executive officers as described below.

Employment Agreements. Under our employment agreements, each NEO would be entitled to certain post-termination payments in the event of a qualifying termination (whether in connection with, or outside of, a change in control). For more detail regarding the severance and change in control provisions of the employment agreements, see “Compensation of Executive Officers — Employment Agreements” and “Compensation of Executive Officers — Potential Payments Upon Termination of Employment or Change in Control” below in this proxy statement.

Release Requirement and Restrictive Covenants. The HCC Committee believes that our post-termination compensation and related arrangements with our NEOs are aligned with existing market practices related to, and are consistent with, the principal objectives of our compensation programs. To the extent a NEO’s employment agreement contains severance benefits or a change in control provision, those benefits are predicated upon the NEO being terminated without cause (or resigning for good reason). In addition, an NEO’s receipt of any severance benefits is conditioned upon the NEO signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, as well as non-competition or non-interference agreements, all of which serve the best interests of onsemi and our stockholders.

Advantages of Our Double-Trigger Change in Control Arrangements. The HCC Committee believes that our management plays a critical role in the success of our company and that it is important to protect them with a baseline of guaranteed compensation in the event of an involuntary (or constructive) termination in connection with a change in control. Change of control protections for our executive officers and other key personnel are an important part of good corporate governance, as they alleviate individual concerns about the possible involuntary loss of employment and ensure that the interests of our executives will be materially consistent with the interests of other stockholders when considering corporate transactions. In addition, we believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of onsemi.

Limited Perquisites. Consistent with our pay-for-performance compensation philosophy, we provide our executive officers with the following limited perquisites:

•a monthly auto allowance;
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•enhanced coverage for life insurance (coverage of $1,000,000, which is $500,000 above the maximum allowed standard coverage of two times base salary that is afforded to all employees);
•an executive physical examination; and
•financial planning services reimbursement up to $10,000 per year.

The HCC Committee believes these limited perquisites help to maintain the competitiveness of our compensation package vis-à-vis our peer companies and provide value at a reasonable cost to us.

Other Benefit Plans and Programs. We do not currently offer any executive retirement plans, pension benefits or non-qualified deferred compensation plans. Executives are eligible to participate in benefit programs available to all of our full-time employees. These generally available programs, which are designed to provide competitive capital accumulation and other benefits, include:

•a tax-qualified employee stock purchase plan;
•a 401(k) savings plan; and
•medical, dental, disability and life insurance programs.

Process and Procedures for Considering and Determining Executive Compensation

Among other responsibilities, our HCC Committee is primarily responsible for establishing the compensation programs for our NEOs and other senior executives, including the CEO, as well as monitoring, annually reviewing and approving the goals and objectives relevant to these programs.

Role of Compensation Consultants. The HCC Committee engaged FW Cook as its primary independent compensation consultant to assist in recommending the form and amount of executive and director compensation for our 2023 executive compensation programs. Among other things, with respect to our 2023 compensation programs, FW Cook was requested to:

•perform an executive compensation review, including a peer group review and competitive pay assessments;
•perform a short-term incentive plan and equity grant review;
•perform a non-employee director compensation review;
•provide legislative and regulatory updates;
•provide additional assistance, as requested, in analyzing and determining senior executive compensation and reviewing the CD&A; and
•attend meetings of the HCC Committee as requested.

After evaluating FW Cook’s independence in light of applicable SEC rules and Nasdaq listing standards, the HCC Committee has concluded that FW Cook is independent and that its work for the HCC Committee has not raised any conflict of interest.

In determining compensation for our executive officers and non-employee directors, the HCC Committee considers information and advice provided by its independent compensation consultant. The HCC Committee believes that FW Cook has the requisite skills, knowledge, industry expertise and experience, as well as the necessary resources, to provide a comprehensive approach to executive and non-employee director compensation planning, strategy and governance. While the HCC Committee considers the advice and recommendations of its independent consultant, ultimately, the HCC Committee has the decision-making authority with respect to our compensation programs, including the specific amounts paid to our executive officers.

Role of Senior Executives in Determining Executive Compensation. The HCC Committee made all compensation decisions related to our NEO compensation in 2023 except that the full Board (excluding Mr. El-Khoury) reviews and approves compensation for Mr. El-Khoury, taking into account the HCC Committee’s recommendations. However, our CEO and other senior executives regularly provide information and recommendations to the HCC Committee on the compensation and performance of other officers. Specifically, the CEO presents the HCC Committee with an individual performance overview for each executive officer, describing the officer’s accomplishments for the prior year, as well as his or her strengths, areas of improvement and development plans. The senior executives also assist the HCC Committee in determining the level of achievement of the performance targets underlying performance-based awards and incentives and provide other information specifically requested by the HCC Committee from time to time. With respect to the compensation of the CEO, FW Cook works directly with the HCC Committee, which makes a recommendation to the full
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Board (excluding Mr. El-Khoury). The CEO does not make, and neither the HCC Committee nor the Board seek from him, recommendations on the level of his compensation. Further, no NEO or any other member of management makes recommendations on the level of his or her own compensation.

Use of Market Data. The HCC Committee considers competitive market data, among other factors, in determining the individual elements of our compensation programs and in allocating between cash and non-cash compensation and between STI and LTI compensation. Although the peer company or other survey data is a starting point and a significant factor in the HCC Committee’s compensation determinations, it is not the only factor. During 2022, FW Cook conducted an executive compensation study and made recommendations regarding changes to compensation design for our 2023 programs (the FW Cook Report). The HCC Committee used data provided in the FW Cook Report to assist in structuring the 2023 compensation packages for our NEOs. In connection with its preparation of this report, FW Cook recommended changes to the peer group in light of consolidation within the semiconductor industry and changes to the revenue and market capitalization of our prior peer group companies. Criteria used to screen the peer group generally included:

•revenue between approximately 0.4 to 3 times our revenue;
•twelve-month average market capitalization between approximately 0.33 to 5 times our market capitalization;
•industry screens pertaining to other semiconductor, semiconductor equipment and broader technology hardware companies;
•peer groups that Institutional Shareholder Services Inc. and Glass, Lewis & Co. LLC utilize for onsemi;
•analyses of the “peers of current peers” as of the date of the FW Cook Report and of other companies using onsemi as a benchmark; and
•onsemi’s relative TSR performance peer group.

After considering these criteria, the HCC Committee determined that the peer group identified in 2022 to inform 2023 compensation decisions (the 2023 Peer Group) would consist of:

2023 Peer Group
Advanced Micro Devices, Inc.	Microchip Technology Incorporated
Analog Devices, Inc.	Monolithic Power Systems, Inc.
Applied Materials, Inc.	Qorvo, Inc.
First Solar, Inc.	Skyworks Solutions, Inc.
Lam Research Corporation	Texas Instruments Incorporated
Marvell Technology, Inc.	Wolfspeed, Inc.
Maxim Integrated Products, Inc. (1)
(1) Maxim Integrated Products, Inc. was acquired by Analog Devices, Inc. in August 2021.

At the time that this peer group was approved, the Company’s revenue and earnings before interest, taxes, depreciation and amortization were above the peer group median and its market cap was between the 25th percentile and median.

In evaluating the competitiveness of the Company’s compensation program, the FW Cook Report utilized data from S&P Capital IQ as it pertained to the most recently reported four quarters, quarter or fiscal year end, as applicable.

Other Factors. In addition to the market data provided by the independent compensation consultant, the HCC Committee also assesses other factors when making compensation decisions, including, but not limited to

•each executive’s individual responsibilities, skills, expertise and value added through performance;
•each executive’s prior compensation and LTI award accumulation;
•prior contractual commitments with the executives, such as the terms of their respective employment agreements;
•for LTI awards, equity availability and usage, the potential voting power dilution to our stockholders and the projected impact on our earnings per share for the relevant years; and
•internal pay equity, although the HCC Committee does not have a policy requiring any set levels of internal pay differentiation.

The HCC Committee separately reviews CEO performance based on, among other factors considered relevant, Company performance, including revenue growth, earnings growth, gross margin improvement, free cash flow and earnings per share, and further considers downturns or volatility in general economic conditions and other issues facing the Company.
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Compensation of Executive Officers

Risk Analysis. The HCC Committee considers the potential for unacceptable risk-taking in its compensation design and performs periodic risk assessments with respect to its duties and actions. The HCC Committee believes that the design of our executive compensation program does not unduly incentivize our executives to take actions that may conflict with our long-term best interests. Material risk in our compensation design is mitigated in several ways, including as follows:

•Performance-based pay opportunities are designed with goals that are rigorous but attainable without the need to take inappropriate risks and with the goal of driving long-term value to our stockholders.
•Our program consists of an appropriate mix of pay elements, with total compensation not overly weighted toward any one compensation component.
•The base salaries of our NEOs, although comprising a relatively modest component of aggregate total compensation, nevertheless are adequate to discourage undue risk-taking.
•Opportunities under our STI and LTI programs are capped so that the upside potential is not so large as to encourage excessive risk-taking.
•Our stock-based incentives vest or are earned over a multi-year period, which provides long-term upside potential, but also requires the executive to bear the economic risk of the award over the vesting period.
•We generally use different performance metrics in different programs and awards, which provides balance and lessens the opportunity to take undue risk in meeting a single goal.
•The stock components inherent in our LTI program, combined with our stock ownership guidelines, align the interests of our executives with a goal of long-term preservation and appreciation of stockholder value.
•Incentive payments and awards are subject to clawback in the event of a material restatement of our financial results and in certain other cases.
•Consideration of the compensation design of comparator companies helps avoid unusually high pay opportunities relative to the Company’s peers.
•We utilize severance programs with reasonable terms and double-trigger change in control provisions to support retention of our executives.

Other Policies Relating to Executive Compensation

Hedging / Pledging Transactions. We have a comprehensive Insider Trading Policy, which, among other things, prohibits our executive officers and non-employee directors from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities or that otherwise have economic consequences comparable to the same. Our executive officers and non-employee directors are also prohibited from any pledging or margin transactions with respect to our stock, including, but not limited to, holding our securities in a margin account or otherwise pledging such securities as collateral for a loan. Our other employees are also encouraged to adhere to these rules.

Stock Ownership and Retention Guidelines for Officers. We have adopted robust stock ownership guidelines for our executive officers and non-employee directors. The minimum stock ownership guideline varies based on position, ranging from two times base salary (for anyone holding the title of Senior Vice President) to six times base salary for our CEO. For purposes of the guidelines, we count only fully-vested, unrestricted shares of our common stock (not any unvested equity awards). As of the record date, all of our NEOs were either in compliance with, or within the five-year grace period for compliance under, these guidelines. For additional information regarding these guidelines, please see the section entitled, “Director and Officer Stock Ownership and Retention Guidelines” in the Stock Ownership section of this proxy statement.

Clawback Policies. We have had robust clawback policies in place since 2014, covering both financial restatements as well as misconduct. In 2023, in light of the new SEC rules and NASDAQ listing standards regarding clawback policies, we adopted a standalone Dodd-Frank Clawback Policy (Dodd-Frank Policy) that tracks those new requirements.

In addition to our Dodd-Frank Policy, our NEOs continue to be subject to our Conduct-based Clawback Policy (Conduct Policy), a version of which has been in place since 2014. The Conduct Policy applies to a broader scope of persons (including all senior vice presidents and others employed by or providing services to onsemi as determined by the HCC Committee), compensation (any incentive-based compensation, including time-based equity awards), and conduct than our Dodd-Frank Policy. Specifically, the Conduct Policy applies to (1) intentional misconduct by a covered person that is materially injurious to onsemi as determined by the Board, including conduct that contributes to an accounting restatement that would have triggered clawback from a covered person under the Dodd-Frank Policy had that person been a Section 16 officer subject to that policy; and (2) a material breach of a material provision of written agreement between onsemi and the covered person (such as restrictive covenants in an employment agreement).

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Compensation of Executive Officers
Accounting and Tax Considerations on Executive Compensation

Accounting considerations play a role in the design of our executive compensation program. Accounting rules require us to expense the grant date fair values of our equity awards (that is, the value of our equity awards based on GAAP), which reduces the amount of our reported profits under GAAP. Because of this stock-based expensing and the impact of dilution to our stockholders, we closely monitor the number, the share amounts and the fair values of the equity awards that are granted each year. The HCC Committee also takes into account tax and other accounting consequences of its total compensation program and weighs these factors when setting total compensation and determining the individual elements of an officer’s compensation package.

Compensation Committee Report
The HCC Committee has reviewed and discussed the CD&A with management. Based on such review and discussion, the HCC Committee recommended to the Board that the CD&A be included in the Form 10-K and this proxy statement. This report is submitted by the HCC Committee.

Christine Y. Yan, Chair
Thomas L. Deitrich
Paul A. Mascarenas
Gregory L. Waters

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Compensation of Executive Officers
The following tables set forth information concerning compensation earned by or paid to our NEOs for services provided to onsemi for the periods indicated.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Hassane El-Khoury President and Chief Executive Officer	2023	1,130,769	—	17,733,531	1,060,163	41,050	19,965,513
	2022	984,615	—	12,557,026	2,938,191	39,870	16,519,702
	2021	950,000	285,000	9,413,592	2,137,500	39,470	12,825,562
Thad Trent Executive Vice President, Chief Financial Officer and Treasurer	2023	649,038	—	6,352,386	440,736	42,832	7,484,992
	2022	600,000	—	4,667,814	1,185,000	41,567	6,494,381
	2021	505,385	101,077	9,030,390	758,077	236,588	10,631,517
Simon Keeton Group President, Power Solutions Group	2023	574,038	—	4,764,335	290,099	37,965	5,666,437
	2022	517,307	—	2,471,243	842,487	34,761	3,865,798
	2021	473,462	80,488	2,675,491	603,664	33,172	3,866,277
Sudhir Gopalswamy (4) Group President, Analog and Mixed-Signal Group and Intelligent Sensing Group	2023	470,577	—	2,450,469	188,091	36,500	3,145,637

Ross F. Jatou (5) Former Senior Vice President and General Manager, Intelligent Sensing Group	2023	466,346	—	2,117,501	—	40,389	2,624,236
	2022	450,000	—	1,537,690	723,155	31,622	2,742,467
	2021	450,000	76,500	1,645,882	563,805	33,522	2,769,709
(1) Amounts in this column represent the aggregate grant date fair value of awards of PBRSUs and RSUs computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the date of grant, except that the grant date value of the relative TSR component of our PBRSUs is determined by a third-party valuation firm based on probable outcomes. For the 2023 PBRSUs, this valuation was based upon a 100% attainment, which represents the probable outcomes of the performance conditions for those awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period, determined as of the grant date, excluding the effect of estimated forfeitures. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards that were expected to vest as of December 31, 2023. The estimated number of units which are expected to vest is evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements. We further discuss the assumptions we made in the valuation of stock awards in Note 11 of the Notes to Consolidated Financial Statements in the Form 10-K. At maximum, the 2023 PBRSUs would pay out to the applicable NEOs as follows: Mr. El-Khoury: $19,062,751; Mr. Trent: $6,828,460; Mr. Keeton: $5,121,375; Mr. Gopalswamy: $2,640,491; and Mr. Jatou: $2,276,265.
(2) The amounts in this column reflect annual cash incentives actually earned by the NEO under our STI program. For information regarding our 2023 STI program, please see “Elements of Our Compensation Program — Short-Term Cash Incentive Program” in the CD&A.

(3) For 2023, amounts in this column consist of the following:
Name	Company Contributions Under 401(k) Plan ($)	Executive Group Term Life Insurance Imputed Income ($)	Premiums Paid by the Company for Basic Life Insurance and Accidental D&D Insurance ($)	Car Allowance ($)	Financial Planning Services ($)	Imputed Income for Post-Tax Long-Term Disability Insurance Benefit Payments ($)	Other Amounts* ($)
Hassane El-Khoury	13,200	1,150	1,380	14,400	10,000	540	380
Thad Trent	13,200	1,150	1,380	14,400	10,000	2,322	380
Simon Keeton	13,200	1,150	1,380	14,400	5,212	2,622	—
Sudhir Gopalswamy	13,200	1,078	1,380	9,600	10,000	1,242	—
Ross F. Jatou	13,200	—	1,380	14,400	8,500	1,242	1,667
* The figures in “Other Amounts” reflect personal use electronic equipment for each of Messrs. El-Khoury and Trent and a patent award for Mr. Jatou.
(4) Mr. Gopalswamy, who previously served as Senior Vice President, Chief Strategy Officer, assumed the role of General Manager, ASG on April 25, 2023. On February 22, 2024, he was promoted to the position of Group President of both the newly-constituted Analog and Mixed-Signal Group (which combined the former ASG with one division that was previously a part of PSG) and the Intelligent Sensing Group.
(5) Mr. Jatou resigned from the offices of Senior Vice President and General Manager, Intelligent Sensing Group effective February 22, 2024. Upon his termination, all of his unvested equity awards were forfeited and he was no longer eligible to receive a payout under the 2023 STI program.

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Compensation of Executive Officers
Grants of Plan-Based Awards in 2023

Name	Grant Date	Type of Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Value of Stock and Option Awards (4) ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Hassane El-Khoury	2/21/2023	Annual Incentive	2,100,000	4,200,000
	2/21/2023	RSUs					84,511	6,700,032
	2/21/2023	PBRSUs			126,766	269,378		11,033,499
Thad Trent	2/20/2023	Annual Incentive	843,750	1,687,500
	2/20/2023	RSUs					30,273	2,400,043
	2/20/2023	PBRSUs			45,409	96,495		3,952,342
Simon Keeton	2/20/2023	Annual Incentive	600,000	1,200,000
	2/20/2023	RSUs					22,705	1,800,052
	2/20/2023	PBRSUs			34,057	72,372		2,964,283
Sudhir Gopalswamy (5)	2/20/2023	Annual Incentive	425,000	850,000
	2/20/2023	RSUs					8,578	680,064
	2/20/2023	PBRSUs			12,866	27,341		1,119,846
	5/26/2023	RSUs					2,771	240,024
	5/26/2023	PBRSUs			4,157	8,834		410,535
Ross F. Jatou (6)	2/20/2023	Annual Incentive	403,750	807,500
	2/20/2023	RSUs					10,091	800,014
	2/20/2023	PBRSUs			15,137	32,166		1,317,487
(1) Amounts in these columns represent the range of possible payouts under our 2023 STI program. The 2023 STI program does not have a threshold payout and the maximum that may be earned is 200% of target. If we do not achieve minimum performance levels on the metrics in the Corporate Multiplier, no payouts would be earned. For more information on the 2023 STI program, please see “Elements of Our Compensation Program — Short-Term Cash Incentive Program” in the CD&A. For amounts actually paid under the 2023 STI program based on our performance during the year, please see the amounts reported in the “Non-Equity Incentive Plan Compensation” column in the SCT.

(2) The amounts shown in these columns represent the number of shares that may be earned under the 2023 PBRSUs, which were granted to our NEOs under our 2023 LTI program and the SIP. The amounts in the “Target” column represent the total number of 2023 PBRSUs that could be earned, assuming that all performance goals are achieved at target but without taking into account any upside or TSR Adjustment. The amounts in the “Maximum” column represent the total number of PBRSUs that could be earned, assuming that all performance goals are achieved at stretch levels and, for each tranche of PBRSUs related to financial goals, that our relative TSR exceeds the stretch level for each of the three TSR performance periods (combined maximum of 212.5% of target). If our performance results for the 2023 LTI Performance Goals do not exceed minimum performance levels, all of the PBRSUs will be forfeited.
(3) This column represents time-based RSU awards made to our NEOs in 2023.
(4) The amounts in this column represent the grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The grant date fair value for RSUs and PBRSUs is based on the closing price on the date of grant except for the relative TSR component of the 2023 PBRSUs, which is determined by a third-party valuation firm based on probable outcome. The valuation for the PBRSUs is based upon a 100% attainment for the 2023 PBRSUs, which represents the probable outcome of the performance conditions for those awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards that were expected to vest as of December 31, 2023.
(5) In May 2023, in consideration of his April 2023 assumption of the role of the General Manager, ASG and related increase in his annual LTI target, the HCC Committee granted Mr. Gopalswamy an incremental LTI award of 2,771 RSUs and 4,157 PBRSUs.
(6) The annual incentive opportunity shown for Mr. Jatou, a former executive officer, is based on his base salary and target STI opportunity as in effect in February 2023, when the HCC Committee approved his participation in the 2023 STI program. Following Mr. Jatou’s resignation from onsemi effective February 22, 2024, he was no longer eligible to receive a payout under the 2023 STI program. In addition, the second and third tranches of the RSUs and PBRSUs granted to Mr. Jatou during 2023 were forfeited upon the end of his employment.

Other Material Factors — Summary Compensation Table and Grants of Plan-Based Awards in 2023 Table
For additional information regarding the material terms of each NEO’s employment agreement, see “Employment Agreements” in this proxy statement.

For additional information regarding other material factors related to the SCT and Grants of Plan-Based Awards in 2023 Table, including, but not limited to, an explanation of the amount of salary and STI in proportion to total compensation, please refer to the “Elements of Our Compensation Program” section of the CD&A.

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Compensation of Executive Officers
For further information regarding our 2023 LTI awards, please see “Elements of Our Compensation Program — Long-Term Incentive Program” above in the CD&A.

Outstanding Equity Awards at Fiscal Year-End 2023

			All Other Stock Awards (1)		Equity Incentive Plan Awards (2)
Name	Grant Date	Type of Award	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
Hassane El-Khoury	2/12/2021	RSUs	25,846	2,158,916
	2/12/2021	PBRSUs	87,228	7,286,155
	2/11/2022	RSUs	52,004	4,343,894
	2/11/2022	PBRSUs (4)	116,031	9,692,090	43,877	3,665,067
	2/21/2023	RSUs	84,511	7,059,204
	2/21/2023	PBRSUs (5)	127,316	10,634,730	73,313	6,123,822
Thad Trent	2/16/2021	RSUs	25,886	2,162,258
	2/16/2021	PBRSUs	43,009	3,592,521
	2/10/2022	RSUs	17,870	1,492,681
	2/10/2022	PBRSUs (4)	39,873	3,330,592	15,075	1,259,215
	2/20/2023	RSUs	30,273	2,528,704
	2/20/2023	PBRSUs (5)	45,606	3,809,474	26,261	2,193,578
Simon Keeton	2/12/2021	RSUs	6,865	573,433
	2/12/2021	PBRSUs	23,168	1,935,244
	7/1/2021	RSUs	527	44,020
	7/1/2021	PBRSUs	1,185	98,983
	2/10/2022	RSUs	9,461	790,277
	2/10/2022	PBRSUs (4)	21,109	1,763,214	7,981	666,632
	2/20/2023	RSUs	22,705	1,896,549
	2/20/2023	PBRSUs (5)	34,205	2,857,120	19,696	1,645,183
Sudhir Gopalswamy	3/7/2022	PBRSUs (6)			22,889	1,911,918
	3/7/2022	RSUs	13,017	1,087,310
	3/7/2022	PBRSUs (4)	14,452	1,207,155	5,461	456,136
	2/20/2023	RSUs	8,578	716,520
	2/20/2023	PBRSUs (5)	12,923	1,079,432	7,440	621,436
	5/26/2023	RSUs	2,771	231,462
	5/26/2023	PBRSUs (5)	4,174	348,670	2,405	200,865
Ross F. Jatou (7)	2/12/2021	RSUs	4,038	337,294
	2/12/2021	PBRSUs	13,628	1,138,368
	7/1/2021	RSUs	527	44,020
	7/1/2021	PBRSUs	1,185	98,983
	2/10/2022	RSUs	5,887	491,741
	2/10/2022	PBRSUs (4)	13,136	1,097,208	4,964	414,601
	2/20/2023	RSUs	10,091	842,901
	2/20/2023	PBRSUs (5)	15,205	1,270,086	8,751	730,999
(1) Represents unvested awards that remain subject to the NEO’s continued employment through the applicable vesting date and all other terms and conditions of the SIP and the award agreement. These include unvested time-based RSUs, which vest in three equal installments on the first three anniversaries of the grant date, and any unvested PBRSUs for which all performance criteria were complete on or before December 31, 2023.
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Compensation of Executive Officers

(2) Represents outstanding PBRSUs that, as of December 31, 2023, remain subject to performance conditions, the NEO’s continued employment through the applicable vesting date, and all other terms and conditions of the SIP and the award agreement. The number of PBRSUs reported in this column assumes maximum performance on the remaining metric (relative TSR over a two- or three-year period), which would increase payouts, on a tranche-by-tranche basis, by 150% of the number of PBRSUs calculated as earned based on one-year financial metrics. However, the actual relative TSR Adjustment may range between a reduction of 50% to the maximum increase of 150%. The amounts in this column do not necessarily represent the number of shares used for expensing purposes or the number of awards that were expected to vest as of December 31, 2023. The estimated number of units that are expected to vest is evaluated and adjusted each reporting period, as necessary, in connection with the preparation of the Company’s quarterly and annual financial statements.

(3) The dollar values in this column are calculated by multiplying the closing market price of our common stock on December 31, 2023 ($83.53) by the number of RSUs or PBRSUs shown as held by the NEO. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards that were expected to vest as of December 31, 2023.
(4) For these 2022 PBRSUs, the number shown under “All Other Stock Awards” reflects the total number of PBRSUs earned in the second tranche, including the two-year TSR Adjustment. Our relative TSR performance exceeded the stretch level, which meant that the number of PBRSUs earned in the second tranche, as originally determined on the basis of 2022 financial metrics, was multiplied by 150% to determine the payout. This second tranche of PBRSUs vested on February 15, 2024. The number shown under “Equity Incentive Plan Awards” reflects the number of PBRSUs in the third tranche, as calculated based on our performance on 2022 financial metrics and assuming the maximum three-year TSR Adjustment. Following the end of the three-year performance period, the HCC Committee will certify the number of PBRSUs earned in that tranche based on our actual relative TSR performance, and those PBRSUs will vest on February 15, 2025 subject to the NEO’s continued employment through that date.
(5) For our 2023 PBRSUs, the number shown under “All Other Stock Awards” reflects one-third of the number of PBRSUs calculated as earned under the LTI Financial Goals (the first tranche), including the one-year TSR Adjustment, plus all PBRSUs calculated as earned under the LTI Strategic Goals (all three tranches), as the performance period ended on December 31, 2023 for each of those components. We achieved a combined 116% on the LTI Financial Goals and a combined 150% on the LTI Strategic Goals. In addition, our one-year relative TSR performance was at the 66th percentile, which meant that the number of PBRSUs in the first tranche calculated as earned under the LTI Financial Goals was multiplied by 132% to determine the payout on that portion of the award, for a combined first tranche payout on all LTI Performance Goals of 151%. The remainder of the 2023 PBRSUs (the second and third tranches of the PBRSUs tied to, and calculated as earned under, the LTI Financial Goals) is reported under “Equity Incentive Plan Awards,” assuming maximum TSR Adjustment for each. The first tranche of PBRSUs vested on February 6, 2024, following the HCC Committee’s certification of performance, while the second two tranches, with the PBRSUs tied to LTI Financial Goals to be further adjusted for our actual two- or three-year relative TSR performance, will vest in February of 2025 and 2026, respectively, in each case, subject to the NEO’s continued employment through the vesting date. For more information on these awards, please see the section entitled “Elements of our Compensation Program — Long-Term Incentive Program” in our CD&A.
(6) Represents a new hire grant of PBRSUs awarded to Mr. Gopalswamy on March 7, 2022. Vesting of these PBRSUs could vary between 0-100% depending upon our TSR over the two-year period following grant (March 7, 2022 through March 7, 2024), relative to the TSR of our defined group of peer companies.

(7) On February 22, 2024, Mr. Jatou’s last day of onsemi employment, all of his unvested equity awards were forfeited.

2023 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Hassane El-Khoury	251,749	21,228,408
Thad Trent	197,312	16,476,807
Simon Keeton	64,480	5,443,277
Sudhir Gopalswamy	16,474	1,364,565
Ross F. Jatou	41,887	3,634,182
(1) This column represents the total number of shares underlying RSUs and PBRSUs that vested in 2023. RSUs and PBRSUs were the only types of LTI awards held by our NEOs during 2023.
(2) The value realized equals the number of shares of stock vested multiplied by the market value of one share of our common stock on the date of vesting or, if the vesting date is not a trading date, the immediately preceding trading date.

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Compensation of Executive Officers
Employment Agreements
The following chart summarizes the compensation and benefits to which each of our NEOs would be entitled to upon certain qualifying terminations under existing contractual agreements or our standard form of employment agreement as of December 31, 2023. However, in early 2024, each of Messrs. Keeton and Gopalswamy entered into our standard form of employment agreement for Executive Vice Presidents/Group Presidents, which provides for a higher level of post-termination benefits in certain circumstances. Therefore, this chart reflects the increased compensation and benefits to which Messrs. Keeton and Gopalswamy would be entitled under their newer agreements as if those agreements had been in place at the end of 2023, with a notation as to how those benefits have changed.

NEO	Type of Compensation	No Change in Control		In Connection with a Change in Control		Death or Disability	All Other Terminations
		Termination without Cause	Resignation for Good Reason	Double Trigger (Termination without Cause or Resignation for Good Reason)	Single Trigger (no Termination)
Mr. El-Khoury	Cash Severance	2x annual base salary	2x annual base salary	2x annual base salary	n/a	n/a	n/a
	STI Payment	1x target STI	1x target STI	2x target STI	n/a	pro rata (based on prior year actual)	n/a
	Unvested RSUs	pro rata vesting	pro rata vesting	full vesting	n/a	n/a	n/a
	Unvested PBRSUs	pro rata vesting (based on actual performance)	pro rata vesting (based on actual performance)	full vesting (at target)	n/a	n/a	n/a
	Benefits Continuation	2 years	2 years	2 years	n/a	n/a	n/a
	Outplacement Assistance	up to $25,000	up to $25,000	up to $25,000	n/a	n/a	n/a
Mr. Trent	Cash Severance	78 weeks' base salary	78 weeks' base salary	78 weeks' base salary	n/a	n/a	n/a
	STI Payment	1x target STI	1x target STI	1.5x target STI	n/a	pro rata (based on prior year actual)	n/a
	Unvested RSUs	forfeited	forfeited	full vesting	n/a	n/a	n/a
	Unvested PBRSUs	pro rata vesting (based on actual performance)	pro rata vesting (based on actual performance)	full vesting (at target)	n/a	n/a	n/a
	Benefits Continuation	2 years	2 years	2 years	n/a	n/a	n/a
	Outplacement Assistance	up to $25,000	up to $25,000	up to $25,000	n/a	n/a	n/a
Mr. Keeton	Cash Severance	no change 1x annual base salary	no change 1x annual base salary	increase from 1x to 1.2x base salary	n/a	n/a	n/a
	STI Payment	change from pro rata (based in actual performance) to 1x target STI	change from pro rata (based in actual performance) to 1x target STI	change from pro rata (based on actual performance) + 1x target STI to 1.2x target STI	n/a	new benefit pro rata (based on prior year actual)	n/a
	Unvested RSUs	no change forfeited	no change forfeited	new benefit from forfeited to full vesting	n/a	n/a	n/a
	Unvested PBRSUs	new benefit from forfeited to pro rata (based on actual performance)	new benefit from forfeited to pro rata (based on actual performance)	new benefit from forfeited to full vesting (at target)	n/a	n/a	n/a
	Benefits Continuation	increase from max 1 year to 2 years	increase from max 1 year to 2 years	increase from max 1 year to 2 years	n/a	n/a	n/a
	Outplacement Assistance	increase from $5,000 to $25,000 max	increase from $5,000 to $25,000 max	increase from $5,000 to $25,000 max	n/a	n/a	n/a
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Compensation of Executive Officers

NEO	Type of Compensation	No Change in Control		In Connection with a Change in Control		Death or Disability	All Other Terminations
		Termination without Cause	Resignation for Good Reason	Double Trigger (Termination without Cause or Resignation for Good Reason)	Single Trigger (no Termination)
Mr. Gopalswamy	Cash Severance	no change 1x annual base salary	new benefit 1x annual base salary	increase from 1x to 1.2x base salary	n/a	n/a	n/a
	STI Payment	change from pro rata (based in actual performance) to 1x target STI	new benefit from pro rata (based in actual performance) to 1x target STI	increase from 1x to 1.2x target STI	n/a	new benefit pro rata (based on prior year actual)	n/a
	Unvested RSUs	no change forfeited	no change forfeited	no change full vesting	n/a	n/a	n/a
	Unvested PBRSUs	new benefit from forfeited to pro rata (based on actual performance)	new benefit from forfeited to pro rata (based on actual performance)	increase from pro rata (based on actual performance), except new hire at 100% to full vesting (at target)	n/a	n/a	n/a
	Benefits Continuation	increase from max 1 year to 2 years	new benefit 2 years	increase from max 1 year to 2 years	n/a	n/a	n/a
	Outplacement Assistance	increase from $10,000 to $25,000 max	new benefit from $10,000 to $25,000 max	increase from $10,000 to $25,000 max	n/a	n/a	n/a
Mr. Jatou	Cash Severance	12 months' base salary	n/a	12 months' base salary	n/a	n/a	n/a
	STI Payment	pro rata (based in actual performance)	n/a	1x target STI	n/a	n/a	n/a
	Unvested RSUs	forfeited	n/a	forfeited	n/a	n/a	n/a
	Unvested PBRSUs	forfeited	n/a	forfeited	n/a	n/a	n/a
	Benefits Continuation	up to 1 year	n/a	up to 1 year	n/a	n/a	n/a
	Outplacement Assistance	up to $5,000	n/a	up to $5,000	n/a	n/a	n/a

General Release and Restrictive Covenants. The payment of all severance benefits to any NEO is subject to him signing (and not revoking) a general release and waiver and his compliance with the following covenants:

	Non-Solicitation Covenant	Non-Compete Covenant	Confidentiality and Non-Disparagement Covenants
Hassane El-Khoury Thad Trent Simon Keeton Sudhir Gopalswamy	During term of employment and for two years after termination of employment, the NEO may not solicit any employee of the Company or attempt to induce any employee of the Company to leave the Company	During term of employment and for one year after termination of employment, the NEO may not compete with the Company by providing services to certain companies on a specified competitor list	For an indefinite period, the NEO may not breach certain confidentiality and non-disparagement covenants
Ross F. Jatou	During term of employment and for one year after termination of employment, the NEO may not solicit any employee of the Company or attempt to induce any employee of the Company to leave the Company	During term of employment and for one year after termination of employment, the NEO may not compete with the Company by providing services to a “Competitive Business” (as such term is defined in the applicable NEO’s respective agreement) in or from the U.S. territory	For an indefinite period, the NEO may not breach certain confidentiality and non-disparagement covenants

onsemi 2024 Proxy Statement     49

Compensation of Executive Officers
Potential Payments upon Termination of Employment or Change in Control
In the table below, we provide estimates of the payments that will be made to each of our NEOs upon a termination of employment or change in control of the Company. The table should be read together with the chart above and the following material assumptions.

Material Assumptions

Date of Termination. The table assumes that any triggering event (e.g., termination, resignation, Change in Control, death or disability) took place on December 31, 2023, with base salaries in effect at the end of the 2023 fiscal year being used for purposes of any severance payout calculations. However, as noted under “Employment Agreements,” this table reflects the higher compensation and benefits to which Messrs. Keeton and Gopalswamy would be entitled under their current employment agreements, which were executed prior to the filing of this proxy statement, had those been in place as of December 31, 2023.

Valuation of Common Stock. Calculations requiring a per share stock price are based on the closing price of $83.53 per share of our common stock on Nasdaq on December 31, 2023.

No Single-Trigger Cash Payments or Automatic Equity Acceleration upon a Change in Control. No cash payments will be made solely because of a Change in Control. In addition, none of an NEO’s outstanding equity awards would accelerate solely upon the occurrence of Change in Control, although our HCC Committee retains discretion under the SIP to accelerate those awards.

Double-Trigger Change in Control Benefits. For each NEO, the cash payments and any acceleration of equity awards described under the heading “Potential Payments upon Termination of Employment or Change in Control” would be triggered only upon a termination without “Cause” or resignation for “Good Reason” (as those terms are defined in the applicable employment agreement) within two years following a Change in Control.

STI Incentive Program. Under the terms of our STI program, employees must remain employed through the payment date (typically in late March of the following year) in order to receive a payout, which means that an NEO whose employment terminates on December 31, 2023 would not be entitled to a 2023 STI program payment except as otherwise provided in the applicable employment agreement.

Exclusion of Benefits Generally Available to All Employees. The amounts below do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis.

Continuation of Medical Benefits and Other Benefits. The table includes certain medical, disability or outplacement services benefits that would be payable on certain terminations (“Additional Benefits”) as provided in the applicable employment agreement and detailed in the above chart.

Exclusion of Life Insurance Proceeds. The tables do not include amounts (see footnote (3) to the SCT) payable by us on behalf of each applicable NEO to cover the cost of an additional $500,000 of life insurance, which is a benefit not generally available to all employees on a non-discriminatory basis that would be triggered in the event of the death of the NEO.

Retirement. Retirement is treated as an “All Other Termination” in the tables.

No Off-setting Employment. For purposes of the table, we have assumed that each NEO was not able to obtain comparable employment during the applicable period, which might offset our obligations if provided in the applicable employment agreement.

50     onsemi 2024 Proxy Statement

Compensation of Executive Officers

NEO	Type of Compensation	No Change in Control		In Connection with a Change in Control		Death or Disability	All Other Terminations
		Termination without Cause	Resignation for Good Reason	Double Trigger (Termination without Cause or Resignation for Good Reason)	Single Trigger (no Termination)
Mr. El-Khoury	Cash Severance	2,400,000	2,400,000	2,400,000	—	—	—
	STI Payment	2,100,000	2,100,000	4,200,000	—	2,938,191	—
	Accelerated RSUs/PBRSUs	25,132,841	25,132,841	47,695,714	—	—	—
	Additional Benefits (4)	52,486	52,486	52,486	—	—	—
	Total	29,685,327	29,685,327	54,348,200	—	2,938,191	—
Mr. Trent	Cash Severance	1,012,500	1,012,500	1,012,500	—	—	—
	STI Payment	843,750	843,750	1,265,625	—	1,185,000	—
	Accelerated RSUs/PBRSUs	7,800,700	7,800,700	19,216,828	—	—	—
	Additional Benefits (4)	65,481	65,481	65,481	—	—	—
	Total	9,722,431	9,722,431	21,560,434	—	1,185,000	—
Mr. Keeton (1)	Cash Severance	600,000	600,000	720,000	—	—	—
	STI Payment	600,000	600,000	720,000	—	842,487	—
	Accelerated RSUs/PBRSUs	4,684,362	4,684,362	11,499,325	—	—	—
	Additional Benefits (4)	73,941	73,941	73,941	—	—	—
	Total	5,958,303	5,958,303	13,013,266	—	842,487	—
Mr. Gopalswamy (2)	Cash Severance	500,000	500,000	600,000	—	—	—
	STI Payment	425,000	425,000	510,000	—	499,077	—
	Accelerated RSUs/PBRSUs	3,461,400	3,461,400	7,435,506	—	—	—
	Additional Benefits (4)	73,941	73,941	73,941	—	—	—
	Total	4,460,341	4,460,341	8,619,447	—	499,077	—
Mr. Jatou (3)	Cash Severance	475,000	—	475,000	—	—	—
	STI Payment	193,845	—	403,750	—	—	—
	Accelerated RSUs/PBRSUs	—	—	—	—	—	—
	Additional Benefits (4)	18,743	—	18,743	—	—	—
	Total	687,588	—	897,493	—	—	—
(1) As noted above, these figures reflect the higher compensation and benefits to which Mr. Keeton is entitled under his current employment agreement, which was entered into on February 28, 2024. Under his old employment agreement, the estimated total amount due to him under the scenarios above would be: Termination without Cause or Resignation for Good Reason: $919,570 (no change in control) or $1,519,570 (if termination occurred within 24 months of a change in control). He would not have been entitled to any single trigger change in control benefits or any compensation upon any other termination of employment (including death and disability).

(2) As noted above, these figures reflect the higher compensation and benefits to which Mr. Gopalswamy is entitled under his current employment agreement, which was entered into on March 14, 2024. Prior to entering into the new agreement, the estimated total amount that would have been due to him under the scenarios above would be: Termination without Cause (no change in control): $722,562; Termination without Cause or Resignation for Good Reason (if termination occurred within 24 months of a change in control) $6,297,400.He would not have been entitled to any single trigger change in control benefits or any compensation upon any other termination of employment (including for Good Reason outside of a change in control, death and disability).

(3) Mr. Jatou, who resigned from all positions with the Company effective February 22, 2024, did not receive any termination-related benefits. He was not eligible to receive payment of a 2023 STI bonus and all of his unvested equity awards were forfeited as of his termination date.
(4) This figure represents the estimated cost of continuation of benefits, based on the NEO’s elections as in effect on December 31, 2023, and the maximum permitted outplacement assistance.

onsemi 2023 Pay Ratio Disclosure
For 2023:

•the annual total compensation of our median employee (other than Mr. El-Khoury, our CEO) was $15,746;
•the annual total compensation of our median U.S.-based non-manufacturing employee (other than Mr. El-Khoury) was $141,397; and
•the annual total compensation of Mr. El-Khoury, as reported in our SCT, was $19,965,513.

Based on this information, for 2023, the ratios of the annual total compensation of Mr. El-Khoury to the annual total compensation of our median employee and to the annual total compensation of our median U.S.-based non-manufacturing employee were 1,268 to 1 and 141 to 1, respectively.

onsemi 2024 Proxy Statement     51

Compensation of Executive Officers
We calculated these pay ratios using the following assumptions and principles:

Methodology for Determining our Median Employees. As permitted under SEC rules, we used the same median employee and the same median U.S. non-manufacturing employee that we used for purposes of disclosing our 2022 pay ratios as there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio analysis. To determine our median employees, we surveyed our global employee population as of December 1, 2022 from our human resources system of record, using cash compensation as the basis for comparison. We define cash compensation as base pay, overtime pay and STI compensation, which includes all commissions and bonuses. We did not annualize the compensation of any employees who did not work for us or our consolidated subsidiaries for the full year. As a significant percentage of our workforce is based outside the U.S., we converted amounts paid in foreign currency to U.S. dollars using our calculated corporate treasury exchange rate for February 2023 but did not make any cost-of-living adjustments. We excluded the value of annual equity awards and certain employee allowances, as those items are neither widely nor uniformly distributed across our employee population and thus do not reasonably reflect the annual compensation of our employees.

Identification of Our Median Employees. Using the methodology described above, we determined that the median employee was a full-time operator located in Malaysia and the median U.S. non-manufacturing employee was a systems analyst located in Scottsdale, Arizona.

Calculating Total Compensation for Our Median Employees. For purposes of determining the pay ratios, we calculated annual total compensation for each of our median employees using the same methodology we use for our NEOs in the SCT.

We believe that these pay ratios are reasonable estimates calculated in a manner consistent with SEC rules. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices and workforce composition, the pay ratios reported by other companies may not be comparable to ours.

2023 Pay versus Performance
The table below compares the pay of our principal executive officer (PEO) and the average pay of all other NEOs to our performance on certain metrics during each of the last four fiscal years (2020, 2021, 2022 and 2023). In this table, executive pay is presented in two ways: (1) total compensation as disclosed in the SCT for the relevant year and (2) “compensation actually paid” (CAP) for the same year, calculated as required by SEC rules, which is intended to, among other things, adjust SCT totals to capture actual payouts from equity awards vesting during a given year as well as year-over-year changes in the value of unvested equity awards that are outstanding at the end of that year.

Graphs illustrating the relationship between executive pay and each of these metrics are located below the table.

For further information regarding our pay-for-performance philosophy and how we align executive compensation with our performance, please see our CD&A.

52     onsemi 2024 Proxy Statement

Compensation of Executive Officers

Pay versus Performance Table
	Current PEO (1)		Former PEO (2)		All Other NEOs (3)		Value of Initial Fixed $100 Investment Based On (4):			CSM (5)
Year	SCT Total (6) ($)	CAP (7) ($)	SCT Total (6) ($)	CAP (7) ($)	Average SCT Total (6) ($)	Average CAP (7) ($)	Company TSR ($)	Peer Group TSR ($)	Net Income ($ millions)	Revenue ($ millions)
2023	19,965,513	35,879,947	—	—	4,730,325	8,918,083	343	226	2,184	8,253
2022	16,519,702	20,249,043	—	—	3,699,715	2,710,546	256	137	1,902	8,326
2021	12,825,562	37,831,495	—	—	4,014,944	10,996,407	279	213	1,010	6,740
2020	7,866,813	8,510,970	7,056,742	5,738,178	2,363,835	2,129,348	134	151	236	5,255
(1) Current PEO refers to Mr. El-Khoury, who was appointed as our President and CEO on December 7, 2020.
(2) Former PEO refers to Keith Jackson, Mr. El-Khoury’s predecessor in office.
(3) All Other NEOs refers to all named executive officers, other than the PEO, who were designated as such under the SEC’s executive compensation disclosure rules based on their position and the compensation paid to them during the relevant year shown in the chart. All Other NEOs for each year consists of the following officers: for 2023, Messrs. Trent, Keeton, Jatou and Gopalswamy; for 2022, Messrs. Trent, Keeton, Jatou, and former officers Robert Tong and Vince Hopkin; for 2021, Messrs. Trent, Keeton, Jatou and Hopkin, as well as former officers George H. Cave and Bernard Gutmann; and for 2020, Messrs. Keeton, Hopkin and Gutmann, as well as former officer William Schromm.
(4) Represents one-, two-, three- and four-year cumulative TSR. To illustrate peer group TSR, we selected the PHLX Semiconductor Sector Index (SOX), which we also use for comparison purposes in the five-year cumulative stock performance graph included in our annual report to stockholders. Our TSR performance relative to a smaller group of peer companies is a key performance metric in determining compensation actually paid to our NEOs, as identified below under “Most Important Performance Metrics.”
(5) For purposes of this chart, we have selected revenue as our company-selected metric (CSM).
(6) The totals in these columns reflect amounts reported in our SCT for the applicable year.
(7) To calculate compensation actually paid (CAP), the corresponding SCT total was adjusted as detailed below as required by SEC rules. For a reconciliation of SCT to CAP, please see the next two tables.

SCT to CAP Reconciliation — PEOs (A)
		Adjust Value of Current Year’s Equity Grant		Adjust for Incremental Increase/(Decrease) in Value of All Other Outstanding Equity Grants
Year	SCT Total ($)	Subtract Grant Date Fair Market Value as reported in SCT ($)	Add Fair Market Value at 12/31 ($)	Unvested Awards as of 12/31 ($)	Vested during Year ($)	Forfeited during Year ($)	Ending CAP ($)
2023	19,965,513	(17,733,531)	21,898,735	3,496,312	8,252,918	—	35,879,947
2022	16,519,702	(12,557,026)	18,713,998	(3,109,730)	682,099	—	20,249,043
2021	12,825,562	(9,413,592)	20,760,924	12,588,427	1,070,174	—	37,831,495
2020 (B)	7,866,813	(7,578,939)	8,223,096	—	—	—	8,510,970
2020 (C)	7,056,742	(5,982,515)	4,357,116	2,376,715	(2,024,880)	—	5,783,178
(A) In determining the fair value of unvested equity awards, we applied the same methodology used to determine grant date fair value of equity awards for purposes of SCT reporting but calculated as of the last day of the year, with no material changes to the underlying assumptions for any of the awards since grant date except that probable outcomes may have changed. For more information, please see Note 1 to the SCT.
(B) This is the SCT to CAP reconciliation for Mr. El-Khoury.
(C) This is the SCT to CAP reconciliation for Mr. Jackson, our Former PEO.

SCT to CAP Reconciliation — Average of All Other NEOs (A)
		Adjust Value of Current Year’s Equity Grant		Adjust for Incremental Increase/(Decrease) in Value of All Other Outstanding Equity Grants
Year	SCT Total ($)	Subtract Grant Date Fair Market Value as reported in SCT ($)	Add Fair Market Value at 12/31 ($)	Unvested Awards as of 12/31 ($)	Vested during Year ($)	Forfeited during Year ($)	Ending CAP ($)
2023	4,730,325	(3,921,173)	4,820,751	951,556	2,336,624	—	8,918,083
2022	3,699,715	(2,542,484)	2,887,979	(700,029)	(413)	(634,222)	2,710,546
2021	4,014,944	(2,955,672)	6,317,938	4,106,036	228,638	(715,477)	10,996,407
2020	2,363,835	(1,868,651)	1,429,507	647,814	(443,157)	—	2,129,348
(A) In determining the fair value of unvested equity awards, we applied the same methodology used to determine grant date fair value of equity awards for purposes of SCT reporting but calculated as of the last day of the year, with no material changes to the underlying assumptions for any of the awards since grant date except that probable outcomes may have changed. For more information, please see Note 1 to the SCT.
onsemi 2024 Proxy Statement     53

Compensation of Executive Officers

The Relationship between CAP and Selected Performance Measures

The following graphs illustrate how CAP compares to each of the performance metrics in the main Pay versus Performance table. For 2020, the year in which we had two PEOs, the figure used for PEO CAP is their combined CAP for that year.

As discussed in our CD&A, annual equity awards represent the most significant portion of each executive officer’s compensation. In addition, Mr. El-Khoury’s initial compensation package, granted in late 2020, included an award of PBRSUs with payout tied to our two-year TSR performance as compared to a defined group of peer companies. As a result, over the four-year period covered by the table, CAP to PEO aligns most closely with our TSR.

Most Important Performance Metrics

The following table lists five of the most important metrics that we use to link executive compensation actually paid to Company performance during the most recently completed fiscal year. For more information about how each is used in our programs, please see the section entitled “Elements of our Compensation Program” in our CD&A.

54     onsemi 2024 Proxy Statement

Compensation of Executive Officers

Most Important Performance Measures
Revenue
Non-GAAP Gross Margin
Non-GAAP Operating Expense
Non-GAAP Operating Margin
Relative TSR

AUDIT COMMITTEE MATTERS
Proposal No. 3: Ratification of Selection of Independent Registered Public Accounting Firm
Our Board unanimously recommends a vote “FOR” the ratification of our selection of PwC as our independent registered public accounting firm for the year ending December 31, 2024.

Our Audit Committee: (i) has selected PwC as the independent registered public accounting firm to (1) audit our consolidated financial statements for the year ending December 31, 2024, and (2) render other services as required of them, including to report on the effectiveness of our internal control over financial reporting as of December 31, 2024; and (ii) is seeking ratification of this selection from our stockholders. PwC has served as our independent auditor continuously since 1999.

In determining whether to retain PwC as our 2024 independent auditor, our Audit Committee considered, among other things:
•the historical and recent performance of PwC on our audits;
•the breadth of knowledge of PwC with respect to our industry and business, our accounting policies and practices and our internal control over financial reporting;
•the capability and expertise of PwC in handling the breadth and complexity of our worldwide operations;
•external data on audit quality and performance, including recent PCAOB reports on PwC and its peer firms;
•the appropriateness of PwC’s fees for audit and non-audit services; and
•PwC’s independence and tenure as our independent auditor.

Based on this evaluation, our Audit Committee believes that the retention of PwC as our independent auditor for the year ending December 31, 2024 is in the best interest of us and our stockholders. Although stockholder ratification is not required, this appointment is being submitted to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the selection, the Audit Committee may reconsider the selection of PwC. Even if the selection is ratified, our Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a selection would be in our best interest and the best interest of our stockholders.

A representative of PwC is expected to be present at our annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote Required to Ratify the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2024
Although our Audit Committee may select our independent auditor without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter as approval for this Proposal No. 3. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

onsemi 2024 Proxy Statement     55

Audit Committee Matters
Audit Committee Report
Our Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, our system of disclosure controls and procedures that may have a material impact on our financial statements (including internal control over financial reporting) and the qualifications, independence and performance of our independent registered public accounting firm. It has the sole authority and responsibility to select, oversee and, when appropriate, replace our independent registered public accounting firm. Our Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting) and the overall quality of our financial reporting.

Our Audit Committee, currently comprised of five independent non-employee directors and operating under its written charter, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; (iii) received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies, the processes and controls related to the President and CEO and the CFO financial reporting certifications required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC. Based on its review and discussions listed above, as well as such other matters deemed relevant and appropriate by it, the Audit Committee recommended to our Board that the audited financial statements be included in the Form 10-K.

It is not the duty of the Audit Committee to determine that our financial statements and disclosures are complete and accurate and in accordance with GAAP or to plan or conduct audits. Those are the responsibilities of management and our independent registered public accounting firm. In giving its recommendation to the Board, our Audit Committee has relied on: (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (ii) the report of our independent registered public accounting firm with respect to such financial statements.

This report is submitted by the Audit Committee.

Susan K. Carter, Chair
Atsushi Abe
Alan Campbell
Bruce E. Kiddoo
Christina Lampe-Önnerud

56     onsemi 2024 Proxy Statement

Audit Committee Matters
Independent Registered Public Accounting Firm
Audit and Related Fees

Our Audit Committee reviews and approves audit and permissible non-audit services performed by PwC, as well as the fees charged by PwC for such services. In its review of non-audit services and fees and its selection of PwC as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PwC’s independence. The table below sets forth the aggregate fees for audit and other services provided by PwC for each of the past two fiscal years.

Fee Type	2023 ($ in millions)	2022 ($ in millions)
Audit Fees (1)	5.8	6.0
Audit-Related Fees	—	—
Tax Fees (2)	0.3	0.7
All Other Fees	—	—
Total Fees	6.1	6.7
(1) Includes fees billed or expected to be billed for each of 2023 and 2022 for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint ventures, review of purchase accounting and acquisition matters and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents.
(2) Includes fees billed or expected to be billed for each of 2023 and 2022 for professional services rendered in connection with tax consulting, tax compliance, tax audit assistance and transfer pricing.

Our Audit Committee has determined that the provision of services described above is compatible with maintaining PwC’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, our Audit Committee must pre-approve all audit and permitted non-audit services (including fees and terms) to be performed by our independent registered public accounting firm, except for any de minimis non-audit services that are approved by the Audit Committee prior to the completion of the audit and that qualify for the de minimis exception under federal securities laws and regulations (the pre-approval policy).

The pre-approval policy requires the Audit Committee to pre-approve certain audit, audit-related, tax, tax-related and other services to be performed by our independent registered public accounting firm. With certain exceptions, the term of pre-approval is 12 months from the date of pre-approval. Our Audit Committee periodically revises the list of pre-approved services. The Audit Committee may delegate pre-approval authority to one or more of its members, who then must report any pre-approval decisions to our full Audit Committee at its next scheduled meeting. In granting any such pre-approvals, the Audit Committee considers the extent to which approved services could impair the independence of our independent registered public accounting firm. With respect to each proposed pre-approved service, the auditor must provide the Audit Committee, upon request, with detailed back-up documentation regarding the specific services to be performed. During 2023 and 2022, all audit and permissible non-audit services were pre-approved by our Audit Committee in accordance with the pre-approval policy and its charter.

onsemi 2024 Proxy Statement     57

STOCK OWNERSHIP
Principal Stockholders
Except as discussed in the footnotes below, the following table sets forth, as of the record date, certain information regarding each person known to us to be the beneficial owner of more than 5% of our common stock. The percentages of class amounts set forth in the table below are based on 429,845,652 shares of common stock outstanding on the record date. The information with respect to the number of shares of common stock that the persons listed below beneficially own includes sole or shared voting power or investment power and is based solely on the information most recently filed by such persons with the SEC under the Exchange Act.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC 245 Summer Street Boston, Massachusetts 02210	57,494,526 (1)	13.4%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	50,341,366 (2)	11.7%
BlackRock, Inc. 50 Hudson Yards New York, New York 10001	40,199,775 (3)	9.4%

(1) Based solely on the information contained in a Schedule 13G/A (Amendment No. 9) filed with the SEC by FMR LLC (FMR) and Abigail P. Johnson on February 9, 2024, as of December 29, 2023, FMR and Ms. Johnson are the beneficial owners of 57,494,526 shares of our common stock. FMR has sole power to vote or direct the vote with respect to 54,994,237 shares that it beneficially owns and no shared voting power. FMR and Ms. Johnson have sole power to dispose or direct the disposition of 57,494,526 shares that are beneficially owned and no shared dispositive power. The shares are beneficially owned through the following entities: Fiam LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research (Hong Kong) Limited, Fidelity Management & Research Company LLC (which beneficially owns 5% or greater of the shares of the class being reported on), Fidelity Management Trust Company and Strategic Advisers LLC. Ms. Johnson is a director, the Chairman and the Chief Executive Officer of FMR. Ms. Johnson and other members of the Johnson family own directly or indirectly 49% of the voting power of FMR, and they and all of the Series B stockholders have entered into a voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of such shares.
(2) Based solely on the information contained in a Schedule 13G/A (Amendment No. 12) filed with the SEC on February 13, 2024, reporting beneficial ownership as of December 29, 2023, The Vanguard Group, Inc. (Vanguard) is the beneficial owner of 50,341,366 shares of our common stock. Vanguard has the sole power to dispose or to direct the disposition of 48,519,672 shares it beneficially owns, does not have the sole power to vote or to direct the vote of any of the shares it beneficially owns, has shared power to vote or to direct the vote of 534,179 shares it beneficially owns and has shared power to dispose or direct the disposition of 1,821,694 shares it beneficially owns.
(3) Based solely on the information contained in its Schedule 13G/A, Amendment No. 2 filed with the SEC on January 25, 2024, as of December 31, 2023, BlackRock, Inc. (BlackRock) is the beneficial owner of 40,199,775 shares of our common stock. BlackRock has the sole power to dispose or direct the disposition of 40,199,775 shares of our common stock and no shared dispositive power. BlackRock has the sole power to vote or direct the voting of 37,456,345 shares of our common stock and no shared voting power. The shares are beneficially owned through the following entities: BlackRock Life Limited, Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd.

58     onsemi 2024 Proxy Statement

Stock Ownership
Share Ownership of Directors and Executive Officers
The following table sets forth certain information, as of the record date, regarding beneficial ownership of our common stock by each director, each NEO and our current directors and executive officers as a group. The percentages set forth in the table below are based on 429,845,652 shares of common stock outstanding on the record date. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the record date (such as the vesting of RSUs). Unless otherwise indicated, individuals in the following table have sole voting and investment power over the reported shares.

	Common Stock
Name of Beneficial Owner	Total (1)	Percentage Ownership
NEOs
Hassane El-Khoury	465,926	*
Thad Trent	235,960	*
Simon Keeton	165,924	*
Sudhir Gopalswamy	47,489	*
Ross F. Jatou (2)	90,876	*
Directors
Atsushi Abe	174,048	*
Alan Campbell	91,923	*
Susan K. Carter	15,515	*
Thomas L. Deitrich	15,937	*
Bruce E. Kiddoo	13,463	*
Christina Lampe-Önnerud	1,601	*
Paul A. Mascarenas	46,757	*
Gregory L. Waters	31,401	*
Christine Y. Yan	38,532	*
All current directors and executive officers as a group (13 persons)	1,344,476	*
* Less than 1% of the total voting power of the outstanding shares of common stock.
(1) For each non-employee director other than Ms. Lampe-Önnerud, this figure includes 2,602 shares of restricted stock that are scheduled to vest on the day prior to the annual meeting. For Ms. Lampe-Önnerud, this figure includes 1,601 shares of restricted stock that are scheduled to vest on the day prior to the annual meeting. For Mr. Gopalswamy, this figure includes 22,889 PBRSUs that are expected to vest and settle in shares within 60 days of the record date. No other NEO holds any outstanding RSUs or PBRSUs that are scheduled to vest and settle in shares within 60 days of the record date.
(2) Mr. Jatou’s last day of onsemi employment was February 22, 2024. The numbers listed for Mr. Jatou reflect his beneficial ownership of our common stock as of that date.

Hedging and Pledging Restrictions
Under our Insider Trading Policy, officers, directors and certain other specified key employees who have regular access to financial or other material information prior to the time the information is disclosed to the public (our insiders) may not engage in short sales of our securities or buy or sell financial instruments, including, without limitation, puts, calls or other derivatives of our securities, prepaid variable forwards, equity swaps, collars and exchange funds, or otherwise engage in hedging or monetization transactions, in any such case that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities or that otherwise have economic consequences comparable to the same. Our insiders are also prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan. Each insider is also responsible for transactions of specified family members and controlled entities and such transactions are subject to the same restrictions as if entered into for the account of the insider. We also encourage our employees who are not insiders to adhere to these rules.

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Stock Ownership
Director and Officer Stock Ownership and Retention Guidelines
In order to align directors’ and officers’ interests and objectives with those of our stockholders, and to further promote our longstanding commitment to sound corporate governance, we have established the following guidelines for onsemi stock ownership and retention:

Guideline	Non-Employee Directors	Officers
Stock Ownership
• A minimum of five times base annual cash retainer fee as of January 1 (1)
•Based on the average closing price of the Company’s common stock on Nasdaq for the prior calendar quarter (i.e., the fourth quarter of the prior fiscal year)

•CEO: a minimum of six times annual base salary
•Executive Vice Presidents: a minimum of three times annual base salary
•Senior Vice Presidents: a minimum of two times annual base salary
•Based on the base salary of the employee as of January 1 and the average closing price of the Company’s common stock on Nasdaq for the prior calendar quarter (2)

Time Period to Meet Stock Ownership	• Within five years of joining the Board	•Within five years from the date on which the officer first became subject to the applicable guideline
Qualifying Shares	•Shares purchased on the open market •Vested stock units from RSU awards or other equity-based awards granted by the Company •Shares owned jointly with, or separately by, a spouse and/or minor children
•Shares purchased on the open market
•Shares obtained through exercises of stock options granted by the Company
•Vested stock units from RSU awards or other equity-based awards granted by the Company
•Shares obtained through the ESPP
•Shares owned jointly with, or separately by, a spouse and/or minor children

Remedy for Failure to Comply
•Meeting with Chair of the Board to formulate an individualized and structured plan to ensure compliance (3)
•Failure to comply with the plan will make a non-employee director ineligible for re-election at the next annual meeting of stockholders
•Non-employee directors are expected to retain all of the net shares of Company stock or equity-based awards received until the guideline is met

•Meeting with HCC Committee to formulate an individualized and structured plan to ensure compliance
•At any time when the ownership guideline is not met, the officer is expected to retain all of the net shares of Company stock or equity-based awards received until such ownership guideline is met

(1) For non-employee directors appointed or elected after January 1, for the first year of service, the guideline is based on the retainer for such director at the date of appointment or election.
(2) For officers hired after January 1, for the first year of employment, the guideline will be based on the base salary for such officer at the date of hire.
(3) If the affected director is the Chair of the Board, our HCC Committee will meet with him or her to formulate the individualized compliance plan.

If compliance would create a severe hardship or for other good reasons, these guidelines may be waived for: (i) non-employee directors other than the Chair of the Board, at the discretion of the Chair of our Board; (ii) the Chair of the Board and the CEO, at the discretion of our HCC Committee; and (iii) officers, at the discretion of our HCC Committee and the CEO. It is expected that these instances will be rare.

60     onsemi 2024 Proxy Statement

Stock Ownership
Equity Compensation Plan Information
The following table sets forth equity compensation plan information as of December 31, 2023:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans Approved By Security Holders (2)	3,216,195 (3)	—	44,469,497 (4)
Equity Compensation Plans Not Approved By Security Holders	—	—	—
Total	3,216,195	—	44,469,497
(1) Calculated without taking into account shares of common stock subject to outstanding RSUs and PBRSUs (including any shares issuable for performance exceeding target levels) that will become issuable as those units vest without any cash consideration or other payment required for such shares. No purchase rights were outstanding under the ESPP on December 31, 2023 and the only awards outstanding under the SIP were full value awards (RSUs and PBRSUs) that do not require payment of any cash consideration.
(2) Consists of the SIP and the ESPP.
(3) Includes 3,215,899 shares of common stock subject to RSUs and PBRSUs, which entitle each holder to one share of common stock for each unit that vests over the holder’s period of continued service or based on the achievement of certain performance criteria, and an additional number of shares representing the maximum number of shares that may be earned under all outstanding PBRSUs that provide for payout above 100%. This amount excludes purchase rights accruing under the ESPP that has a stockholder-approved reserve of 34.5 million shares. As of December 31, 2023, there were approximately 7.3 million shares available for issuance under the ESPP. See footnote (4).
(4) Includes 7,345,227 shares of common stock reserved for future issuance under the ESPP and 37,124,270 shares of common stock available for issuance under the SIP, as adjusted to account for full-value awards, which reduce the shares of common stock available for future issuance at a fungible ratio of 1:1.58 for each full-value award previously awarded. However, if an award under the SIP is forfeited, terminated, canceled, expires or is paid in cash, the shares subject to such award, to the extent of the forfeiture, termination, cancellation, expiration or cash payment, may be added back to the shares available for issuance under the SIP on a 1:1 basis for options and stock appreciation rights and on a 1.58:1 basis for other awards.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?
We are providing these proxy materials in connection with the solicitation by the Board, on behalf of onsemi, of proxies to be voted at the annual meeting. We either (1) mailed you a Notice of Internet Availability of Proxy Materials (the notice) notifying each stockholder entitled to vote at the annual meeting how to vote and how to electronically access a copy of this proxy statement and our 2023 annual report to stockholders (collectively referred to as the proxy materials) or (2) mailed you a paper copy of the proxy materials and a proxy card or voting instruction form in paper format. You received these proxy materials because you were a stockholder of record as of the close of business on March 19, 2024.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?
As permitted by SEC rules, we are furnishing our proxy materials online instead of mailing printed copies to each stockholder. Unless you previously requested to receive printed copies of our proxy materials, you will receive the notice by mail or e-mail. The notice will tell you how to access and review our proxy materials and how to vote your shares after you have reviewed our proxy materials. If you received the notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the notice. The notice and our proxy materials are being made available to our stockholders beginning on or about April 4, 2024.

As onsemi is committed to creating a cleaner, smarter world, we would like to emphasize that stockholders may elect to receive proxy materials, and other stockholder communications, via e-mail. Not only is this a way to mitigate the natural resource consumption, paper waste and cost associated with the printing and mailing of such materials, but it also will allow stockholders to receive such items sooner than via regular mail. If you are interested in signing up for online access, please follow the instructions contained in the notice or proxy card.

If you are a beneficial holder, please contact your bank, broker, trustee or other nominee for instructions on how to opt into electronic delivery of proxy materials.
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Questions and Answers

What is the date, time and location of the annual meeting?
We will hold the annual meeting at 8:00 am, local time, on Thursday, May 16, 2024, at our principal executive offices, located at 5701 North Pima Road, Scottsdale, Arizona 85250, subject to any adjournments or postponements. Directions to the meeting location and related information may be found on our website at www.onsemi.com/annualmeeting.

Who is entitled to vote and what constitutes a quorum?
The Board has set March 19, 2024 as the record date for the annual meeting. All persons who were registered holders of our common stock at the close of business on that date are stockholders of record for the purposes of the annual meeting and will be entitled to receive notice of, and to attend and vote at, the annual meeting. Beneficial owners who, at the close of business on the record date, held their shares in an account with a broker, bank or other holder of record generally cannot vote their shares directly and instead must instruct the record holder how to vote their shares. For 10 days prior to the annual meeting, a list of stockholders entitled to vote at the annual meeting will be available for inspection in the office of our Legal Department, located at 5701 North Pima Road, Scottsdale, Arizona 85250, between the hours of 8:30 a.m. and 5:00 p.m., local time, each weekday.

As of the record date, there were 429,845,652 shares of our common stock outstanding and entitled to vote at the annual meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the annual meeting will constitute a quorum. Abstentions and broker non-votes are included in determining whether a quorum has been met for the annual meeting. Abstentions include shares present in person but not voting and shares represented by proxy where the holder has abstained from voting on one or more proposals.

How do I vote?
Regardless of whether you plan to attend the annual meeting, please promptly submit your proxy and voting instructions by internet, phone or mail as described herein and in the notice or, if you received printed materials, on your proxy card or voting instruction form. Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting by internet or phone, or by signing, dating and returning a proxy card (if received by mail), as early as possible to avoid any possible delays. Our stockholders are entitled to one vote for each share they held as of the record date.

Stockholders of Record
Registered stockholders (that is, stockholders who hold their shares directly with our transfer agent, Computershare) can vote in one of the following four ways:

Vote online	Vote by telephone	Vote by mail	Vote in person
Go to www.proxyvote.com to vote via the internet using the 16-digit control number you were provided on your proxy card or notice. You will need to follow the instructions on the website. Internet voting is available 24 hours a day, seven days a week, up until 11:59 p.m. Eastern Time, Wednesday, May 15, 2024.
	Call 1 (800) 579-1639 from the U.S., U.S. territories and Canada. You will need to use the 16-digit control number you were provided on your proxy card or notice, and follow the instructions given by the voice prompts. Telephone voting is available 24 hours a day, seven days a week, up until 11:59 p.m. Eastern Time, Wednesday, May 15, 2024.	If you received a printed copy of our materials, you can vote by filling out the proxy card or voting instruction form that was included in those materials and returning it in the postage-paid envelope before the close of voting on the date of our annual meeting, Thursday, May 16, 2024.	You may vote in person if you or your validly designated proxy attend the annual meeting.

If you submit your proxy and voting instructions via the internet or by phone, please do not mail your proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed, if applicable, by the latest dated proxy received from you, whether submitted via the internet or by phone or mail.

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Questions and Answers
Beneficial Owners
Please note that if the shares you own are held in “street name” by a broker, bank or other nominee (brokers), then your broker, as the record owner, will vote your shares according to the instructions you, as the beneficial owner, provide to them online, by telephone, or by mail as described above. If you wish to vote in person at the meeting, you must obtain a legal proxy from the broker that holds your shares, and bring it with you to the meeting.

What do I need to be admitted to the Annual Meeting?
You are entitled to attend the annual meeting only if you were a stockholder as of the close of business on the record date or hold a valid proxy for the annual meeting. To be admitted to the annual meeting, we may, in our sole discretion, require you to present each of the following documents as proof of ownership of onsemi stock on the record date and authority to vote the shares:

•a brokerage statement or letter from a broker indicating ownership on the record date;
•the notice of internet availability;
•a printout of the proxy distribution email (if you received your materials online) or your proxy card or voting instruction form;
•if you hold shares in “street name,” a legal proxy provided by your broker as the holder of record; and
•a form of government-issued photo identification, such as a driver’s license.

We reserve the right to deny admission to anyone who refuses to provide the applicable documents set forth above.

What vote will be required, what does the Board recommend, and how will my votes be counted, to elect directors and to approve each of the other proposals discussed in this proxy statement?
All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted according to the Board’s recommendations below:

Proposal	Your Voting Options	Board Recommendation	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1.Election of 10 directors	You may vote FOR or AGAINST each nominee or choose to ABSTAIN from voting	The Board recommends that you vote FOR each of the 10 nominees	Each nominee must receive an affirmative vote from the majority of the votes cast in his or her election	No effect	No effect
2. Advisory say-on-pay vote	You may vote FOR or AGAINST this proposal or choose to ABSTAIN from voting	The Board recommends that you vote FOR this proposal	This proposal must receive an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect
3. Ratification of the selection of PwC as our auditor for 2024	You may vote FOR or AGAINST this proposal or choose to ABSTAIN from voting	The Board recommends that you vote FOR this proposal	This proposal must receive an affirmative vote from the majority of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon	Treated as votes against	There will be no broker non-votes, as this is a “routine” proposal for which brokers have discretionary voting authority
What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?
If you properly complete, sign, date and return a proxy card or voting instruction form, your shares of our common stock will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our Board, as provided above. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee
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Questions and Answers
holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares. Specifically, a broker only has discretionary authority to vote, without instructions from the beneficial owner, on “routine” items such as the ratification of the appointment of an independent registered public accounting firm. A broker would not have authority to vote on any other matter proposed in this proxy statement in the absence of instructions from the beneficial owner (resulting in a broker non-vote).

The proposal relating to the ratification, on an advisory basis, of the appointment of our independent registered public accounting firm is the only discretionary proposal. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares may be voted with respect to the ratification, on an advisory basis, of the appointment of our independent registered public accounting firm.

The proposals relating to the election of directors, the compensation of our named executive officers and say-on-frequency are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to these proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions.

Could other matters be considered and voted upon at the annual meeting?
Other than the proposals set forth in this proxy statement, we do not intend to bring, and we are not currently aware of, any other matters to be voted on at the annual meeting. In addition, pursuant to our bylaws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. If, however, other matters are properly presented at the annual meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.

Can I revoke my proxy or change my vote after I have voted?
You may revoke your proxy at any time before it is voted by attending the annual meeting and voting in person or by submitting a written notice of revocation or a properly executed proxy bearing a later date to our Secretary at our principal executive offices, located at 5701 North Pima Road, Scottsdale, Arizona 85250.

Who pays for soliciting proxies?
The cost of soliciting proxies will be borne by us. We have retained Georgeson LLC (Georgeson) under an agreement to assist in the solicitation of proxies for the annual meeting. We have agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement and to limit its aggregate liability for its services. The estimated cost for such services is $12,000, plus additional fees relating to telephone solicitation of proxies and upon the occurrence of certain other contingencies, as well as other customary costs. In addition to the above services, we will request brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use our directors, officers and/or regular employees, who will not be specially compensated, to solicit proxies personally or by telephone, email, U.S. mail or a private delivery service.

What happens if the annual meeting is postponed or adjourned?
Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

Where can I find the voting results of the annual meeting?
We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days of our annual meeting, a copy of which will also be available on our website.

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Questions and Answers

MISCELLANEOUS INFORMATION
Annual Report/Form 10-K
Our 2023 annual report to stockholders (the annual report), which includes the Form 10-K (without certain exhibits that are excluded from the annual report pursuant to Rule 14a-3(b) of the Exchange Act), is being delivered concurrently with this proxy statement to all stockholders of record as of the record date. Those exhibits that are excluded from the annual report as described above are available for the cost of photocopying. To receive a copy, please write to: Investor Relations, ON Semiconductor Corporation, 5701 North Pima Road, Scottsdale, Arizona 85250; call: Investor Relations at (602) 244-3437; send an email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.

Stockholders Sharing the Same Address
If you hold your shares through a broker and share the same address as another stockholder, you will receive only one notice or set of proxy materials, including the annual report, unless you have provided contrary instructions. If you hold your shares in “street name” and wish to receive a separate notice or set of proxy materials, or if you share the same address as another stockholder and are receiving multiple notices or sets of proxy materials and wish to receive only one, you will need to contact your broker. Each registered holder is provided with a notice or set of proxy materials; however, if you are a registered holder and would like an additional copy or, alternatively, if you share the same address as another stockholder and (i) are receiving a single notice or set of proxy materials and wish to receive separate notices or sets or (ii) are receiving multiple notices or sets of proxy materials and wish to receive only one, please contact: Investor Relations, ON Semiconductor Corporation, 5701 North Pima Road, Scottsdale, Arizona 85250; call: Investor Relations at (602) 244-3437; send an email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.

Stockholder Communications with the Board of Directors
We have a process by which our stockholders can send communications to the Board, and every effort is made to ensure that the Board or individual directors, as applicable, hear the views of our stockholders so that appropriate responses can be provided to our stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary, Pamela Tondreau, at the address of our principal executive offices, located at 5701 North Pima Road, Scottsdale, Arizona 85250, with a request to forward the same to the intended recipient. Substantive communications will generally be forwarded to the Board.

Stockholder Nominations and Proposals (Non-Proxy Access)
Stockholders may present, and our GS Committee will consider, proposals for action at a future meeting if they comply with our bylaws and SEC rules. Unless the Board determines otherwise, our 2025 annual meeting of stockholders will be held on May 15, 2025.

Pursuant to SEC Rule 14a-8, stockholder proposals intended for inclusion in our 2025 proxy statement and acted upon at our 2025 annual meeting of stockholders must be received at our principal executive offices, located at 5701 North Pima Road, Scottsdale, Arizona 85250, on or prior to December 5, 2024.

Stockholder proposals submitted for consideration at the 2025 annual meeting of stockholders but not submitted for inclusion in the proxy statement for our 2025 annual meeting, including stockholder nominations for candidates for election as directors, must be submitted in accordance with applicable advance notice provisions of our bylaws. Subject to advance notice provisions contained in our bylaws, a stockholder of record may propose the nomination of someone for election as a director at our annual meeting of stockholders by timely written notice to our Secretary. Stockholder proposals or nominations must include the specified information concerning the stockholder and the proposal or nominee as described in our bylaws.

Generally, a notice is timely if received by our Secretary not less than 90 days nor more than 120 days before the first anniversary of the date of the 2024 annual meeting of stockholders. As a result, any notice given by a stockholder pursuant to the provisions of our bylaws (other than notice pursuant to SEC Rule 14a-8 or proxy access as discussed below) must be received no earlier than January 16, 2025, and no later than February 15, 2025. However, if the date of the 2025 annual meeting occurs more than 30 days before or more than 30 days after May 16, 2025, notice by the
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Miscellaneous Information
stockholder of a proposal must be delivered not less than 90 days nor more than 120 days before the date of such annual meeting designated by the Board; provided, if the first public disclosure or announcement of the date of such annual meeting is less than 105 days prior to the date of such annual meeting, then not less than 15 days after such public announcement. In addition, not more than 10 days after a request from our Secretary, the nominating or sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination or stockholder proposal that does not comply with the above procedure and other procedures described in our bylaws will be disregarded. You may contact our Secretary at the principal executive office to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations or proposals. If any such matter is brought before an annual meeting, our management will use its discretionary authority to vote the shares subject to the proxies as the Board may recommend, to the extent allowed by our bylaws and applicable law. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of SEC Rule 14a-19(b).

Proxy Access Nominations
Our bylaws also contain a proxy access provision as follows:

We permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of the board, subject to the requirements specified in our bylaws.

Any director nomination pursuant to our proxy access bylaw must be in writing and received by our Secretary not less than 120 days nor more than 150 days before the first anniversary of the date that this proxy statement was first sent to stockholders. As a result, any director nomination pursuant to our proxy access bylaws must be received no earlier than November 5, 2024 and no later than December 5, 2024. However, if the date of the 2025 annual meeting occurs more than 30 days before or more than 30 days after May 16, 2025, the proxy access nomination must be delivered not less than 120 days nor more than 150 days before the date of such annual meeting designated by the Board; provided, if the first public disclosure or announcement of the date of such annual meeting is less than 135 days prior to the date of such annual meeting, then not less than 15 days after such public announcement. Any stockholder submitting a nomination under our proxy access bylaw procedures must comply with the procedure, notice and information requirements in our bylaws.

PAMELA TONDREAU
Executive Vice President, Chief Legal Officer, Chief Compliance
Officer and Secretary
Dated: April 4, 2024

66     onsemi 2024 Proxy Statement

APPENDIX
Reconciliation of Non-GAAP Financial Information

Reconciliation of GAAP to non-GAAP Operating Income	Dec. 31, 2023
GAAP Operating Income	$2,538.7
Special items:	
a) Amortization of aquisition-related intangible assets	56.8
b) Restructuring, asset impairments and other, net	74.9
c) Goodwill and intangible asset impairment	–
d) Third party acquisition and divestiture related costs	(1.3)
e) Impact of business wind down	(3.9)
Total special items	126.5
Non-GAAP Operating Income	2,665.2
Reconciliation of GAAP to non-GAAP Gross Margin	
GAAP Gross Margin	47.1%
Special items:	
a) Impact of business wind down	–
b) Amortization of aquisition-related intangible assets	0.1
Total special items	–
Non-GAAP Gross Margin	47.1%
Reconciliation of GAAP to non-GAAP net income attributable to ON Semiconductor Corporation	
GAAP net income attributable to ON Semiconductor Corporation	2,183.7
Special items:	
a) Amortization of aquisition-related intangible assets	56.8
b) Restructuring, asset impairments and other, net	74.9
c) Goodwill and intangible asset impairment	-
d) Third party acquisition and divestiture related costs	(1.3)
e) Impact of business wind down	(3.9)
f) Actuarial losses (gains) on pension plans and other pension benefits	4.0
g) Loss on debt refinancing and prepayment	13.3
h) (Gain) loss on divestiture of businesses	0.7
i) Income taxes	(72.0)
Total special items	72.5
Non-GAAP net income attributable to ON Semiconductor Corporation	2,256.2
GAAP net income for diluted earnings per share	2,185.0
Non-GAAP net income for diluted earnings per share	2,257.5
Reconciliation of GAAP to non-GAAP diluted shares outstanding	
GAAP diluted shares outstanding	446.8
Special items:	
a) Less: dilutive shares attributable to convertible notes	(9.1)
Total special items	(9.1)
Non-GAAP diluted shares outstanding	437.7
Non-GAAP diluted earnings per share	
Non-GAAP net income attributable to ON Semiconductor Corporation	2,257.5
Non-GAAP diluted shares outstanding	437.7
Non-GAAP diluted earnings per share	5.16

Certain percentages may not total due to rounding of individual amounts.
* In millions, except share and percentage data

onsemi 2024 Proxy Statement     67

Appendix
Limitations and Considerations on the Use of Non-GAAP Financial Information
Non-GAAP Gross Margin

The use of non-GAAP gross margin allows management to evaluate, among other things, the gross margin of the Company’s core businesses and trends across different reporting periods on a consistent basis, independent of non-cash items including, generally speaking, amortization of acquisition-related intangibles, expensing of appraised inventory fair market value step-up, impact of business wind-down and non-recurring facility costs. In addition, it is an important component of management’s internal performance measurement and incentive and reward process as it is used to assess the current and historical financial results of the business and for strategic decision making, preparing budgets, obtaining targets, and forecasting future results. Management presents this non-GAAP financial measure to enable investors and analysts to evaluate our revenue generation performance relative to the direct costs of revenue of onsemi’s core businesses.

Non-GAAP Operating Income and Operating Margin

The use of non-GAAP operating income and operating margin allows management to evaluate, among other things, the operating margin and operating income of the Company’s core businesses and trends across different reporting periods on a consistent basis, independent of non-cash items including, generally speaking, expensing of appraised inventory fair market value step-up, impact of business wind-down, non-recurring facility costs, amortization and impairments of intangible assets, goodwill and intangible asset impairment charges, third party acquisition and divestiture-related costs, restructuring charges and certain other special items as necessary. In addition, it is an important component of management’s internal performance measurement and incentive and reward process as it is used to assess the current and historical financial results of the business and for strategic decision making, preparing budgets, obtaining targets, and forecasting future results. Management presents this non-GAAP financial measure to enable investors and analysts to evaluate the Company’s revenue generation performance relative to the direct costs of operations of onsemi’s core businesses.

Non-GAAP Net Income Attributable to onsemi and Non-GAAP Diluted Earnings Per Share

The use of non-GAAP net income attributable to onsemi and non-GAAP diluted earnings per share allows management to evaluate the operating results of onsemi’s core businesses and trends across different reporting periods on a consistent basis, independent of non-cash items including, generally, the amortization and impairments of intangible assets, goodwill and intangible asset impairment charges, expensing of appraised inventory fair market value step-up, impact of business wind-down, non-recurring facility costs, restructuring, gains and losses on debt prepayment, non-cash interest expense, actuarial (gains) losses on pension plans and other pension benefits, third party acquisition and divestiture-related costs, discrete tax items and other non-GAAP tax adjustments and certain other special items, as necessary. In addition, these items are important components of management’s internal performance measurement and incentive and reward process, as they are used to assess the current and historical financial results of the business and for strategic decision making, preparing budgets, setting targets, and forecasting future results. Management presents these non-GAAP financial measures to enable investors and analysts to understand the results of operations of onsemi’s core businesses and, to the extent comparable, to compare our results of operations on a more consistent basis against those of other companies in our industry.
68     onsemi 2024 Proxy Statement

Appendix

Free Cash Flow

The use of free cash flow allows management to evaluate, among other things, the ability of the Company to make interest or principal payments on its debt. Free cash flow is defined as the difference between cash flow from operating activities and capital expenditures disclosed under investing activities in the consolidated statement of cash flows. Free cash flow is not an alternative to cash flow from operating activities as a measure of liquidity. It is an important component of management’s internal performance measurement and incentive and reward process as it is used to assess the current and historical financial results of the business and for strategic decision making, preparing budgets, obtaining targets, and forecasting future results. Management presents this non-GAAP financial measure to enable investors and analysts to evaluate our revenue generation performance relative to the direct costs of operations of onsemi’s core businesses.

Non-GAAP Diluted Share Count

The use of non-GAAP diluted share count allows management to evaluate, among other things, the potential dilution due to the outstanding restricted stock units excluding the dilution from the convertible notes that is covered by hedging activity up to a certain threshold. In periods when the quarterly average stock price per share exceeds $52.97 for the 0% Notes and $103.87 for the 0.50% Notes, the non-GAAP diluted share count includes the anti-dilutive impact of the Company’s hedge transactions issued concurrently with the 0% Notes and the 0.50% Notes, respectively. At an average stock price per share between $52.97 and $74.34 for the 0% Notes and $103.87 and $156.78 for the 0.50% Notes, the hedging activity offsets the potentially dilutive effect of the 0% Notes and the 0.50% Notes, respectively. In periods when the quarterly average stock price per share exceeds $74.34 for the 0% Notes and $156.78 for the 0.50% Notes, the dilutive impact of the warrants issued concurrently with such notes are included in the diluted shares outstanding.

onsemi 2024 Proxy Statement     69

onsemi

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V35232-P04276 KEEP THIS PORTION FOR YOUR RECORDS

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ON SEMICONDUCTOR CORPORATION

The Board of Directors recommends a vote FOR each of the listed director nominees:

Nominees:	For	Against	Abstain
1a. Atsushi Abe	☐	☐	☐
1b. Alan Campbell	☐	☐	☐
1c. Susan K. Carter	☐	☐	☐
1d. Thomas L. Deitrich	☐	☐	☐
1e. Hassane El-Khoury	☐	☐	☐
1f. Bruce E. Kiddoo	☐	☐	☐
1g. Christina Lampe-Önnerud	☐	☐	☐
1h. Paul A. Mascarenas	☐	☐	☐
1i. Gregory L. Waters	☐	☐	☐
1j. Christine Y. Yan	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.	For	Against	Abstain
2. Advisory vote to approve the compensation of our named executive officers (Say-on-Pay).	☐	☐	☐
3. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the year ending December 31, 2024.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V35233-P04276

ON SEMICONDUCTOR CORPORATION
Annual Meeting of Stockholders
May 16, 2024, 8:00 a.m. local time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Alan Campbell, Hassane El-Khoury, Pamela Tondreau and Paul Dutton, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ON SEMICONDUCTOR CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. (local time), on May 16, 2024, at the Company's principal executive office at 5701 North Pima Road, Scottsdale, AZ 85250, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side